EXHIBIT 10.24

ASSET PURCHASE AGREEMENT

by and between

SPARTAN FIRE, LLC (“Buyer”),

REV GROUP, INC. (“Parent”)

and

SPARTAN MOTORS, INC. (“SMI”)

and SPARTAN MOTORS USA, INC. (the “Company”)

dated

January 31, 2020

Page

SCHEDULES

Schedule 1-B           Permitted Liens

Schedule 1-C          Working Capital

Schedule 2.1.3          Assigned Contracts

Schedule 2.1.5      Transferred Hardware

Schedule 2.1.6          Vehicles

Schedule 2.1.7          Permits

Schedule 2.2.1          Real Property

Schedule 2.2.5          Intellectual Property

Schedule 2.3.4          Assets

Schedule 2.7          Seller Account

Schedule 3.5          Organization and Good Standing

Schedule 3.8.1          Noncontravention by Sellers

Schedule 3.8.2          Noncontravention by Company

Schedule 3.9          Financial Statements

Schedule 3.10          Material Adverse Effect

Schedule 3.25          Indebtedness

Schedule 3.11          Taxes

Schedule 3.12          Employees

Schedule 3.13(a)     Employee Benefit Plans and Other Compensation Arrangements

Schedule 3.14.1     Environmental Matters

Schedule 3.14.2     Real Property

Schedule 3.14.2(a)     Permits Since January 1, 2017

Schedule 3.14.2(b)     Permits in the Last Three Years

Schedule 3.14.2(c)     Permits Relating to ER Business

Schedule 3.16.1     Real Property

Schedule 3.16.2     Personal Property

Schedule 3.17          Accounts Receivable

Schedule 3.18          Inventories

Schedule 3.19          Registered Intellectual Properties

Schedule 3.20          Contracts

Schedule 3.21          Litigation

Schedule 3.22.1     Standard Warranty Terms

Schedule 3.22.2     Product Warranty Claims

Schedule 3.22.3     Product Liability Claims

Schedule 3.23.1     Material Suppliers

Schedule 3.23.2     Material Customers

Schedule 3.23.3     Disputes

Schedule 3.24          Insurance

Schedule 3.25          Indebtedness

Schedule 3.26          Related Party Transactions

Schedule 5.1(j)     Resignations of those managers and officers

Schedule 7.5.1          Employees

ASSET PURCHASE AGREEMENT

This asset PURCHASE AGREEMENT is entered into as of January 31, 2020, by and among Spartan Fire, LLC, a Nevada limited liability company (“Buyer”), REV Group, Inc., a Delaware corporation (“Parent”), Spartan Motors, Inc., a Michigan corporation (“SMI”), and Spartan Motors USA, Inc., a South Dakota corporation (the “Company”).

Background

A.     The Company owns and operates the ER Business (as defined below). SMI owns 100% of the outstanding capital stock of the Company and owns certain assets used by SMI in its operation of the ER Business.

B.     Buyer wishes to purchase and assume from SMI and the Company, and SMI and the Company wish to sell and transfer to Buyer, substantially all of the assets and liabilities comprising the ER Business, upon and subject to the terms and conditions set forth in this Agreement. Parent owns all of the issued and outstanding membership interests of Buyer.

Agreement

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

Article 1
Definitions

When used in this Agreement, the following terms in all of their singular or plural tenses, cases and correlative forms shall have the meanings assigned to them in this Article 1, or elsewhere in this Agreement as indicated in this Article 1:

“Accounting Principles” means accounting methods, policies, principles, practices, and procedures as described in Schedule 1-C.

“Accounts Receivable” is defined in Section 2.1.1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated, or unitary group defined under state, local, or foreign income tax law).

“Allocation Schedule” is defined in Section 7.3.

“Agreement” means the Asset Purchase Agreement, as may be amended from time to time upon the mutual written agreement of the parties hereto.

“Assets” means all assets sold by Sellers pursuant to Section 2.1 and Section 2.2.

“Assigned Contracts” is defined in Section 2.2.2.

“Assignment and Assumption Agreement” is defined in Section 5.1(b).

“Assignment of Membership Interest” is defined in Section 5.1(d).

“Assumed Liabilities” is defined in Section 2.4.

“Base Purchase Price” is defined in Section 2.6.

“Bill of Sale” is defined in Section 5.1(a).

“Books and Records” is defined in Section 2.1.10.

“Brandon Parcel” is defined in Section 2.1.12.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of Michigan are authorized or obligated by law to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 8.1.

“Buyer Plans” is defined in Section 7.5.2.

“Cap” is defined in Section 8.2(c).

“Cash” means cash on hand and in bank accounts, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments, and all other cash equivalents plus checks presented for deposit but not yet credited to deposit accounts as of such time; provided, however, that Cash shall be reduced by the amount of all outstanding checks on draft that are issued or outstanding at such time.

“Charlotte Parcel” is defined in Section 2.2.1.

“Charlotte Liabilities” is defined in Section 2.5.3.

“Charlotte Retained Employee” is defined in Section 7.4.4.

“Claims” means any claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at Law or in equity.

“Closing” and “Closing Date” are defined in Article 6.

“Closing Working Capital” means the Working Capital as of the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

“Company” is defined in the preamble of this Agreement.

“Company Party” means each of the Company and each Subsidiary.

“Company Intellectual Property” means (a) the Intellectual Property owned by either Seller that is primarily used in the ER Business as currently conducted, (b) all Intellectual Property owned by any Subsidiary, and (c) the Intellectual Property listed on the schedules to the License Agreement.

“Company Plan” means any Plan to which any Company Party contributes to, is a party to, is bound by or could reasonably be expected to have liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which directors, employees, independent contracts, consultants or other members of the workforce of a Company Party or any ERISA Affiliate is or have been eligible to participate or derive a benefit.

“Confidential Information” is defined in Section 7.4.2.

“Continuation Period” is defined in Section 7.5.2.

“Contracts” means any written agreement, contract, lease, license, and/or purchase and sales order.

“Copyrights” is defined in the definition of Intellectual Property.

“Covered Employee” means each (a) Transferred Employee and (b) individual employed by any Subsidiary as of the Effective Time.

“Covered Product” means any product designed, developed, engineered, manufactured, assembled, certified, marketed, sold, and/or delivered by either (a) the Company, in connection with the operation of the ER Business, or (b) any Subsidiary.

“Disclosure Schedules” means the disclosure schedules annexed hereto and made a part hereof.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Dyno Lease” means that certain Lease Agreement to be executed and delivered by the Company and Buyer at Closing relating to the Company’s post-Closing use of a dynamometer being sold to Buyer pursuant to this Agreement.

“Easement Agreements” means the (1) the Easement Agreement for Ingress, Egress, Parking, Utilities, and Drainage, (2) the Easement Agreement for Ingress, Egress, Utilities, and Drainage, and (3) the Drainage Easement, each to be executed and delivered by SMI and Buyer at the Closing relating to certain easements for Sellers’ Charlotte, Michigan campus.

“Effective Time” means 12:01 a.m. EST on February 1, 2020.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity.

“Environmental Law” means any Law, Order or Permit issued to any Seller, with respect to the ER Business, or Subsidiary relating to contamination, pollution or the protection of the environment, natural resources or human health and safety or to the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation, Release or threatened Release of any, or exposure to, Hazardous Material.

“ER Business” means the business operated by the Sellers and the Subsidiaries of designing, engineering, manufacturing, marketing and selling fire truck apparatus, fire truck cab-chassis and related aftermarket parts, but does not include the business operated by the Company of providing aftermarket servicing and/or repair to fire truck apparatus, fire truck cab-chassis, or any other vehicle.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company, within the meaning of §4001(b) of ERISA or §414 of the Code.

“Estimated Closing Working Capital” means Sixty-Eight Million Two Hundred Eighty-Nine Thousand Dollars ($68,289,000).

“Estimated Purchase Price” is defined in Section 2.7.

“Excluded Assets” is defined in Section 2.3.

“Excluded Liabilities” is defined in Section 2.5.

“Final Adjustment Statement” is defined in Section 2.8.4.

“Final Post-Closing Adjustment” is defined in Section 2.8.4.

“Financial Statements” is defined in Section 3.9.

“Flow of Funds Memo” means that certain Flow of Funds Memorandum to be executed and delivered at Closing by and between Buyer and Sellers.

“Fraud Claims” means claims based upon a party’s fraud or intentional misrepresentation in connection with such party’s representations and warranties expressly set forth herein, in each case as determined pursuant to Delaware law.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis. To the extent the application of GAAP permits any subjectivity, GAAP shall be applied on a basis consistent with the past practices of Sellers and the Subsidiaries.

“Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline, diesel fuel and other petroleum hydrocarbons), polychlorinated biphenyls and asbestos, regardless of whether specifically listed or designated as a hazardous substance under any Environmental Law.

“Indebtedness” means, as at any date of determination thereof (without duplication) with respect to any Seller, with respect to the ER Business, or any Subsidiary: (a) all obligations (other than intercompany obligations) for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment or termination fees, penalties, charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any mortgage, note, bond, letter of credit, debenture or other debt security; (c) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (d) all earn-out payments and obligations for the deferred purchase price of property and all conditional sale obligations under any title retention agreement (but excluding trade accounts payable); (e) any obligations with respect to the termination of any interest rate protection agreements, foreign currency exchange arrangements, or other interest or exchange rate commodity or other hedging arrangements; (f) any unfunded pension plan of any Company Party; (g) all obligations of the type referred to in clauses (a) through (f) of any Person the payment of which is the responsibility or liability of any Company Party, directly or indirectly, as guarantor, obligor, surety or otherwise; and (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of any Company Party, but only to the extent of the value of the property or asset that is subject to such Lien. For the sake of clarity, Indebtedness does not include any Assumed Liability secured by any bond or letter of credit listed on a schedule to the Transition Services Agreement.

“Indemnification Threshold” is defined in Section 8.2(c).

“indemnitee” and “indemnitor” are defined in Section 8.5.1(a).

“Independent Accountants” is defined in Section 2.8.3.

“Information Technology Systems” means all Software, servers, computers, computer systems, workstations, networks, data communications lines, databases, websites, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by or licensed or leased to a Seller, with respect to the ER Business, or the Subsidiaries.

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing (collectively “Patents”), (ii) Internet domain names, trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof (“Copyrights”), (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” is defined in Section 2.1.2.

“IRS” means the United States Internal Revenue Service.

“Knowledge” for purposes of Section 3.16.2 means (1) the actual knowledge of Tim Sullivan, Dean Nolden, Dan Peters, Lance Roberts and Ian Walsh, and (2) the knowledge as would ordinarily come to the attention of any of the foregoing in the reasonable performance of his or her respective duties on behalf of Buyer or Parent.

“Latest Balance Sheet” is defined in Section 3.9.

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or Order.

“Leased Real Property” is defined in Section 3.16.1.

“Leases” is defined in Section 3.16.1.

“Liability” means any liability, obligation, or commitment of any nature, whether accrued or unaccrued, and whether matured or unmatured, accrued, contingent, liquidated, unliquidated, known or unknown.

“License Agreement” means that certain License Agreement to be executed and delivered by the Company and Buyer at the Closing.

“Licenses” is defined in Section 3.19.

“Lien” means any lien, charge, mortgage, deed of trust, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all direct or indirect losses, liabilities, causes of action, damages, costs, expenses and penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including amounts paid in settlement, and reasonable costs of investigation, collection and enforcement and legal and accounting expenses); provided, however, that Losses shall specifically exclude punitive damages except to the extent awarded to a third party.

“Marks” is defined in the definition of Intellectual Property.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the financial condition, results of operations, or assets of the ER Business as currently conduced, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) conditions generally impacting the industries in which the ER Business is operated, (v) any action required or permitted by this Agreement or any other Transaction Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (vi) the announcement or completion of any transaction contemplated by this Agreement or any other Transaction Agreement, or (vii) any changes in Laws or accounting rules, including GAAP, or the application or enforcement thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the ER Business, taken as a whole, compared to other participants in the industries in which the ER Business is operated.

“Material Contracts” means (a) each Assigned Contract and (b) each Contract required to be identified on Schedule 3.20.

“Material Customers” is defined in Section 3.23.2.

“Material Dealers” is defined in Section 3.23.2.

“Material Suppliers” is defined in Section 3.23.1.

“Non-Competition Period” is defined in Section 7.4.3.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, or the operating agreement and the articles of organization or certificate of formation of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

“Owned Real Property” is defined in Section 3.16.1.

“Patents” is defined in the definition of Intellectual Property.

“Permits” means, all licenses, permits, registrations, certificates of occupancy, approvals, authorizations, qualifications, consents and certificates from any Governmental Authority required under applicable Law, but specifically excluding sales tax licenses, required for the operation of the ER Business as currently conducted.

“Permitted Liens” means, with respect to any Company Party: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, if the underlying obligation is not delinquent or in dispute; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business under which the Company Party is not in default; (iii) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith; (iv) easements, covenants, rights of way, and other similar restrictions or conditions of record that do not materially interfere with the Company Party’s use of the property to which the restrictions relate; (v) zoning, building, and other similar ordinances or restrictions imposed by applicable Law, and (vi) Liens set forth on Schedule 1-B.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Personal Information” means information, in any form, that could be used (alone or in combination with other information) to directly or indirectly identify, contact or track an individual. This includes, without limitation, information covered by any Laws relating to the security, privacy, or processing of personal information in any form.

“Personal Information Obligations” means any Company Party’s privacy policies or notices, other policies, terms of use, terms and conditions, Contracts, documents, promises or representations to any Persons, and any applicable Laws, guidance, industry standards, or certifications, regarding Processing of Personal Information, privacy, or data security.

“Plan” means (i) all employee benefit plans (as defined in §3(3) of ERISA), and (ii) all bonus (including transaction bonus), incentive compensation, equity or equity-based, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (§125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts, associations and understandings (written or unwritten) including, without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten).

“Preliminary Adjustment Statement” is defined in Section 2.8.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.8.1.

“Process,” “Processes,” or “Processing” means the collection, use, interception, alteration, modification, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing or use of Personal Information.

“Product Liability Claim” is defined in Section 3.22.3.

“Purchase Price” is defined in Section 2.6.

“Real Property” is defined in Section 3.16.1.

“Registered Intellectual Property” is defined in Section 3.19.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or intentional, known or unknown.

“Retained Business” means the entire business and operations of the Company and its Affiliates (other than the Subsidiaries), other than the ER Business. The Retained Business consists of the business and operations within SMIS’s Fleet Vehicles and Services segment and its Specialty Chassis and Vehicles segment, as each such segment is identified in SMI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2019.

“Sellers” means each of SMI and the Company.

“Seller Account” means the account described on the attached Schedule 2.7.

“Seller Indemnitees” is defined in Section 8.3.

“Seller Fundamental Representations” is defined in Section 8.2(a).

“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by Sellers or Subsidiaries in connection with the consummation of the transactions contemplated hereby, including all legal fees, accounting, tax, management or other similar fees, investment banking fees and expenses.

“SMI” is defined in the preamble of this Agreement.

“Spartan Name Rights” means the “Spartan Motors” name and all derivations of such name.

“Standard Warranty Terms” is defined in Section 3.22.1.

“Straddle Period” is defined in Section 7.8.2.

“Straddle Period Tax” is defined in Section 7.8.2.

“Subsidiary” means each of Detroit Truck Manufacturing, LLC, a Michigan limited liability company; Smeal Holding, LLC, a Michigan limited liability company; Smeal SFA, LLC, a Michigan limited liability company; and Smeal LTC, LLC, a Michigan limited liability company.

“Subsidiary Released Parties” is defined in Section 7.1.4.

“Tangible Personal Property” is defined in Section 2.1.6.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat, unclaimed property, environmental or other tax assessment or charge of any kind whatsoever imposed by any Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of contract (whether written or oral), assumption, transferee liability, operation of law, §1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” is defined in Section 8.5.1(a).

“Title Insurers” means Nebraska Title Company/Old Republic National Title Insurance Company (all Nebraska Owned Real Property), First American Title Insurance Company (Owned Real Property in Charlotte, MI) and First Dakota Title/First American Title Insurance Company (for Brandon, SD Owned Real Property).

“To Sellers’ Knowledge” means (1) the actual knowledge of Daryl Adams, Rick Sohm, Todd Fiero, Tom Schultz, Amanda VanDuyn and/or, solely with respect to Section 3.22.3, Wes Chestnut and (2) the knowledge as would ordinarily come to the attention of any of the foregoing in the reasonable performance of his or her respective duties on behalf of the Company.

“Trade Secrets” is defined in the definition of Intellectual Property.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, and the License Agreement.

“Transfer Taxes” is defined in Section 7.2.

“Transferred Employees” is defined in Section 7.5.1.

“Transferred Hardware” is defined in Section 2.1.5.

“Transition Services Agreement” means that certain Transition Services Agreement to be executed and delivered at Closing by and among SMI, the Company, and Buyer.

“Working Capital” means (a) the sum of the Company Parties’ aggregate current assets (excluding any Tax assets (current, deferred or otherwise), loans receivable from Seller or any of its Affiliates, and Cash) minus (b) the sum of the Company Parties’ aggregate current liabilities (excluding Indebtedness and any current or deferred income Tax liability). For the sake of clarity as it relates to the calculation of the Estimated Closing Working Capital and the Closing Working Capital, the principles set forth on the attached Schedule 1-C shall apply.

“Working Capital Target” means an amount equal to Eighty-Three Million Two Hundred Eighty-Nine Thousand Dollars ($83,289,000).

Article 2
Purchase and Sale

2.1     Sale of Assets by the Company. Subject to the terms and conditions set forth in this Agreement, and excluding the Excluded Assets, at the Closing, the Company shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from the Company, free and clear of all Liens other than Permitted Liens, all of the Company’s right, title, and interest in, to, and under the following assets, properties, and rights, to the extent that such assets, properties, and rights exist as of the Closing Date:

2.1.1     all accounts receivable held by the Company as of the Closing owing from customers of the ER Business (“Accounts Receivable”);

2.1.2     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories held by the Company for use primarily in the ER Business (“Inventory”);

2.1.3     all Contracts (including Leases) listed and/or described on Schedule 2.1.3 (the “Company Assigned Contracts”);

2.1.4     all Company Intellectual Property;

2.1.5     all computer hardware that is owned by the Company and listed on Schedule 2.1.5 (the “Transferred Hardware”);

2.1.6     all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, telephones, and other tangible personal property used primarily in the ER Business and the vehicles listed on Schedule 2.1.6 (the “Tangible Personal Property”);

2.1.7     all Permits listed on Schedule 2.1.7, but only to the extent transferable under applicable Law;

2.1.8     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, fees, and other current assets of the Company (excluding any such item relating to the payment of Taxes other than Taxes payable with respect to any Real Property or Tangible Personal Property), but only to the extent primarily related to the ER Business;

2.1.9     all of the Company’s rights under warranties, indemnities, and all similar rights against third Persons to the extent related primarily to any Assets;

2.1.10     maintenance files relating to the Tangible Personal Property; and customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, marketing and promotional surveys, material and research, and files relating to the Company Intellectual Property, but, in each case, only to the extent relating primarily to the ER Business (collectively, the “Books and Records”);

2.1.11     the Company’s right, title, and interest in and to the Spartan Name Rights;

2.1.12     the real property described on the attached Schedule 2.1.12 (the “Brandon Parcel”);

2.1.13     all goodwill and the going concern value of the ER Business;

2.1.14     all of the issued and outstanding equity interests of each of Smeal Holding, LLC and Detroit Truck Manufacturing, LLC; and

2.1.15     all other assets of the Company primarily related to the ER Business.

2.2     Sale of Assets by SMI. Subject to the terms and conditions set forth in this Agreement, at the Closing, SMI shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from SMI, free and clear of all Liens other than Permitted Liens, all of SMI’s right, title, and interest in, to, and under the following:

2.2.1     the real property described on the attached Schedule 2.2.1 (each, a “Charlotte Parcel”);

2.2.2     all Contracts listed and/or described on Schedule 2.2.2 (the “SMI Assigned Contracts” and together with the Company Assigned Contracts, the “Assigned Contracts”);

2.2.3     all fixtures, equipment, machinery, tools, and other tangible personal property used by Detroit Truck Manufacturing, LLC;

2.2.4     the Spartan Name Rights;

2.2.5     all Company Intellectual Property; and

2.2.6      all other assets of SMI primarily related to the ER Business.

2.3     Excluded Assets. The “Excluded Assets” shall consist of all assets owned by either Seller other than the Assets. The Excluded Assets specifically include:

2.3.1     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records having to do with the corporate organization of either Seller; all employee-related or employee benefit-related files or records; any other books and records that either Seller is prohibited from disclosing or transferring to Buyer under applicable Law or is required by applicable Law to retain; and all other books and records of the Company other than the Books and Records;

2.3.2     all Company Plans and assets attributable to Company Plans;

2.3.3     all computers, servers, and other hardware other than the Transferred Hardware;

2.3.4     all assets listed on the attached Schedule 2.3.4;

2.3.5     all Cash, bank accounts, and securities owned or held by SMI or any Company Party;

2.3.6     all Contracts to which either Seller is a party, other than the Assigned Contracts;

2.3.7     all Intellectual Property owned or held by either Seller, other than the Company Intellectual Property and the Spartan Name Rights;

2.3.8     all insurance policies of either Seller and all rights to applicable claims and proceeds thereunder;

2.3.9     all Tax assets of either Seller and/or any of their respective Affiliates; and

2.3.10     the rights that accrue or will accrue to either Seller under the Transaction Agreements.

2.4     Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall assign to Buyer, and Buyer shall assume and agree to pay, perform, and discharge when due the following Liabilities of either Seller arising out of or relating to the ER Business or the Assets, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

2.4.1     all trade accounts payable, accrued expenses, and other current Liabilities of the Company to third Persons in connection with the ER Business that remain unpaid as of the Closing Date, exclusive of any Charlotte Liabilities, but specifically including, and only to the extent included in the Closing Working Capital, all accrued and unpaid compensation of all Covered Employees as of Closing (including hourly wages, salary, overtime, bonuses, 401k, profit-sharing, commissions, fringes, PTO, vacation, holiday, sick days, statutory deductions, payroll Taxes, severance, retention, and other costs earned but not paid and/or used as of the Closing);

2.4.2     all employment and employee-benefit related Liabilities, obligations, claims or losses that relate to any Covered Employee (and/or his or her dependents or beneficiaries) and that arise as a result of an event or events that occur after the Closing Date;

2.4.3     all Liabilities relating to costs incurred to notify owners and remedy non-compliances with federal motor vehicle safety standards or safety-related defects that exist in any Covered Product;

2.4.4     all Liabilities, whether arising under a theory of negligence, strict liability, bailment, and/or otherwise, relating to any injury to a Person or damage to property, whether occurring before or after Closing by reason of (a) the improper performance or malfunctioning of a Covered Product; (b) the improper design or manufacture of a Covered Product; (c) improper warnings to any users of any Covered Product (whether in written instructional materials, located on the Covered Product, in marketing literature, or otherwise); (d) improper or deficient training of users of the Covered Products; or (e) other defects of any Covered Products;

2.4.5     all Liabilities with respect to the Assigned Contracts, including all unfulfilled customer commitments, quotations, purchase orders, customer orders, and work orders outstanding, pending, or in process as of Closing, but only to the extent that such Liabilities do not relate to any breach, default or violation by a Seller or any Subsidiary disclosed on Schedule 3.20;

2.4.6     all Liabilities relating to claims made, whether before or after Closing, by any Person that any Covered Product breached any warranty provided by either Seller or any of their respective current or former Affiliates to such Person;

2.4.7     all Liabilities set forth in Schedule 2.4.7; and

2.4.8     all other Liabilities primarily arising out of, or primarily relating to, the operation of the ER Business or the ownership of the Assets prior to, on, or after the Closing Date.

2.5     Excluded Liabilities. Notwithstanding Section 2.4, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any of the Liabilities of the Company listed in this Section 2.5 (collectively, the “Excluded Liabilities”). The Excluded Liabilities consist of:

2.5.1     any Liability for (i) Taxes of the Company or relating to the ER Business, the Assets, or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date; (ii) Taxes that are the responsibility of either Seller pursuant to this Agreement or any other Transaction Agreement; or (iii) other Taxes of the Company of any kind or description;

2.5.2     except to the extent set forth in Section 2.4.1 above, any Liability in any way related to savings plans, gain-sharing plans, severance, termination benefits, deferred compensation, pension, profit sharing, retirement, health, dental, or other Company Plans, including any employee pension benefit plan or any other obligations for the benefit of any current or former personnel (including any employee, officer, director, retiree, independent contractor, or consultant) of the Company, arising out of the employment or engagement of such personnel (with respect to the Transferred Employees, until the Effective Time, and with respect to all other employees, at any time) or the termination of the employment or engagement of any such personnel by the Company upon or in connection with the Closing;

2.5.3     the Liabilities set forth on Schedule 2.5.3 (the “Charlotte Liabilities”);

2.5.4     any Liability in any way related to or arising from any matter disclosed in Schedule 3.19(vii));

2.5.5     except to the extent set forth in Section 2.4.1 above, all employment, worker’s compensation and employee-benefit related Liabilities, obligations, claims or losses that relate to any Covered Employee (and/or his or her dependents or beneficiaries) and that arise as a result of an event or events that occur on or prior to the Closing Date;

2.5.6     any Indebtedness;

2.5.7     any Selling Expenses;

2.5.8     any Liabilities set forth in Schedule 2.5.9;

2.5.9     any Liabilities relating to or arising out of the Excluded Assets; and

2.5.10     any other Liability not included in the Assumed Liabilities.

2.6     Purchase Price. In consideration for the sale of the Assets by Sellers to Buyer and the other covenants made by Sellers pursuant to this Agreement, Buyer agrees to assume the Assumed Liabilities and to pay and transfer to Sellers an amount (the “Purchase Price”) equal to (a) Seventy Million Dollars ($70,000,000) (the “Base Purchase Price”), plus (or minus) (b) the amount by which the Closing Working Capital exceeds (or is less than) the Working Capital Target, pursuant to the procedures set forth in Section 2.8 below, plus (c) the amount of any Closing Cash that is inadvertently transferred to Buyer, minus (d) the amount of Closing Indebtedness that is paid by Buyer, and minus (e) the Selling Expenses that are paid by Buyer. For the sake of clarity, the parties acknowledge that (i) all Cash of either Seller is an Excluded Asset that is not intended to be transferred to Buyer, (ii) all Indebtedness and Selling Expenses of either Seller are Excluded Liabilities that are not intended to be transferred to or paid by Buyer, and (iii) the purpose of including clauses (c) through (e) of the preceding sentence is to confirm that Buyer shall reimburse Sellers for any Cash acquired in connection with the transactions described in this Agreement and that Sellers shall reimburse Buyer for any Indebtedness or Selling Expenses that are paid by Buyer in connection with the transactions described in this Agreement.

2.7     Payment of Estimated Purchase Price. As used in this Agreement, “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.6, assuming that the Closing Working Capital is equal to the Estimated Closing Working Capital. Subject to the terms and conditions of this Agreement, on the first Business Day following the Closing, Buyer shall pay and deliver to Sellers, by means of wire transfers of immediately available funds to the Seller Account, an aggregate amount equal to the Estimated Purchase Price.

2.8     Post-Closing Adjustment.

2.8.1     Adjustment Statement Preparation. Within one hundred twenty (120) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Company an adjustment statement (the “Preliminary Adjustment Statement”) setting forth (a) Buyer’s calculation of the amount of the Closing Working Capital; (b) Buyer’s calculation of the Purchase Price; and (c) Buyer’s calculation of the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). At the same time it delivers the Preliminary Adjustment Statement, Buyer shall deliver to the Company documentation to support its calculations and other amounts set forth in the Preliminary Adjustment Statement. The amount of Closing Working Capital set forth in the Preliminary Adjustment Statement (i) shall be prepared in accordance with the Accounting Principles and (ii) shall not include any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement or any other Transaction Agreement. The parties agree that the purposes of preparing the Preliminary Adjustment Statement and calculating the Preliminary Post-Closing Adjustment contemplated by this Section 2.8.1 are to update the amount used to calculate the Estimated Purchase Price in Section 2.7 from the Estimated Closing Working Capital to the Closing Working Capital. The parties further agree that the processes set forth in this Section 2.8.1 are not intended to permit the introduction of different accounting methods, policies, principles, practices or procedures than those set forth in the Accounting Principles.

2.8.2     Adjustment Statement Review. The Company shall notify Buyer in writing no later than sixty (60) days after the Company’s receipt of the Preliminary Adjustment Statement and the supporting documentation required by Section 2.8.1 setting forth in such written notice the Company’s objections to any information set forth in the Preliminary Adjustment Statement and the changes or adjustments that the Company claims are required to be made to the calculations set forth in the Preliminary Adjustment Statement in order to conform the same to the terms of Section 2.8.1. Any items not objected to by the Company in such written notice shall be deemed accepted by the Company.

2.8.3     Adjustment Statement Dispute Resolution. If the Company timely notifies Buyer in accordance with Section 2.8.2 of an objection by the Company to any information contained in the Preliminary Adjustment Statement, and if Buyer and the Company are unable to resolve such dispute through good faith negotiations within fifteen (15) days after the Company’s delivery of such notice of objection, then, within the following fifteen (15) day period, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, KPMG (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyer and the Company as to the resolution of only the disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer and the Company. The Independent Accountants shall only review and decide the specific items under dispute by the parties, and shall adopt a position that is either equal to Buyer’s proposed position or equal to the Company’s proposed position. The fees and expenses of the Independent Accountants incurred in resolving the disputed matter will be equitably apportioned by the Independent Accountants based on the extent to which Buyer, on the one hand, and Sellers, on the other hand, is determined by the Independent Accountants to be the prevailing party in the resolution of each such disputed matter. The fees and disbursements of the auditors, investment bankers and other representatives of each party incurred in connection with its respective preparation or review of the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment shall be borne by such party.

2.8.4     Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer and the Company, for all purposes of this Agreement (and upon which a judgment may be entered by a court of competent jurisdiction), upon the earliest to occur of the following:

(a)     the mutual acceptance by Buyer and the Company of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by the Company and consented to by Buyer;

(b)     the expiration of sixty (60) days after the Company’s receipt of the Preliminary Adjustment Statement and the supporting documentation required by Section 2.8.1 without timely written objection thereto by the Company in accordance with Section 2.8.2; or

(c)     the delivery to Buyer and the Company by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.8.3.

2.8.5     Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with Section 2.8.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of the Final Post-Closing Adjustment to the Company by means of a wire transfer of immediately available funds to the Seller Account. If the Purchase Price, as finally determined in accordance with Section 2.8.4, is less than the Estimated Purchase Price, then the Company shall pay the difference between the amount of such shortfall to Buyer by wire transfer of immediately available funds to an account specified by Buyer with its delivery of the Preliminary Adjustment Statement. All payments due and payable pursuant to this Section 2.8.5 shall be made no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.8.4. For Tax purposes, any payment by Buyer or the Company under this Agreement (including pursuant to Article 8) shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

Article 3
Representations and Warranties of Sellers

Sellers jointly and severally make the following representations and warranties to Buyer, at and as of the Closing:

3.1     Authority; Capacity. Each Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each Transaction Agreement to which such Seller is a party, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such Transaction Agreements have, as applicable, been duly authorized by all requisite corporate action of each Seller as required by such Seller’s Organizational Documents and applicable Law.

3.2     Execution and Delivery; Enforceability. This Agreement has been, and each Transaction Agreement to which each Seller is a party upon delivery will have been, duly executed and delivered by such Seller and, upon the due execution and delivery by each other party hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions. Neither Seller is a party to, subject to, or bound by any Order or Contract that would prevent the execution or delivery of this Agreement by such Seller or the consummation of the transactions described in this Agreement.

3.3     [Intentionally Omitted.]

3.4     Legal Proceedings. There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to Sellers’ Knowledge, threatened against either Seller, that would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement.

3.5     Organization and Good Standing. Each Company Party is duly organized, validly existing, and in good standing under the laws of the state of its formation, as listed on the attached Schedule 3.5. Each Company Party has all requisite power and authority to own and lease its assets and conduct its operations as the same are now being owned, leased, and conducted. Each Company Party is duly qualified or licensed to do business as a foreign entity in each jurisdiction in which the nature of its business or the ownership of its properties requires it to be so qualified or licensed, except where a failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Schedule 3.5 sets forth a true and complete list of all jurisdictions in which each Company Party is qualified or licensed to do business as a foreign entity. The Company has provided to Buyer a true, complete and correct copy of the Organizational Documents of each Company Party, each as currently in effect and reflecting any and all amendments thereto. The Organizational Documents of each Company Party are in full force and effect, and no Company Party is in violation of any provision of its Organizational Documents.

3.6     Capitalization. The Company is the sole member and owns all of the outstanding membership interests of each of Smeal Holding, LLC and Detroit Truck Manufacturing, LLC. Smeal Holding, LLC is the sole member and owns all of the outstanding membership interests of each of Smeal LTC, LLC and Smeal SFA, LLC. All of the membership interests of the Subsidiaries have been duly authorized, validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights, rights of first refusal or any other contractual rights of any Person. With respect to each Subsidiary, (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity interests of such Subsidiary, (b) there does not exist nor is there outstanding any right, security or other agreement granted to, issued to, or entered into with, any Person to cause such Subsidiary to issue or sell any equity interests of such Subsidiary to any Person, and (c) there is no obligation, contingent or otherwise, of such Subsidiary to repurchase, redeem or otherwise acquire any stock or other equity interests of such Subsidiary.

3.7     Subsidiaries. At and as of the Closing, none of the Subsidiaries conducts any business unrelated to the ER Business.

3.8     Noncontravention; Consents.

3.8.1     Except as set forth on Schedule 3.8.1, neither the execution and delivery by Sellers of this Agreement or any Transaction Agreement to which either Seller is a party, nor the consummation by Sellers of the transactions contemplated hereby or thereby, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of SMI or any Company Party, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration with respect to, any of the Material Contracts, except for such breaches, defaults, and/or other events that are not reasonably likely to have a Material Adverse Effect, or (iii) violate any Order or Law applicable to SMI or any Company Party or any of the Assets.

3.8.2     Except as set forth on Schedule 3.8.2, no Seller or Subsidiary is required to submit any notice, report or other filing with, or obtain any material consent or other approval of, any Governmental Authority in connection with the execution and delivery by Sellers of this Agreement or any Transaction Agreement to which either Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

3.9     Financial.

3.9.1     Attached to Schedule 3.9.1 are true, correct and complete copies of the internally prepared financial statements of the ER Business as of and for the twelve (12)-month periods ended December 31, 2019 and 2018 (collectively, the “Financial Statements”). Except as set forth on Schedule 3.9.1, (i) the Financial Statements have been prepared in accordance with GAAP, consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, except for (x) normal year-end adjustments that are not material, individually or in the aggregate and (y) the absence of normal disclosures made in footnotes; and (ii) the Financial Statements present fairly in all material respects the financial position of the ER Business as of the dates indicated and the results of operations for the periods then ended. The Financial Statements are consistent in all material respects with the books and records of the Company Parties. The internally prepared balance sheet of the ER Business as of December 31, 2019 and included in the Financial Statements is referred to as the “Latest Balance Sheet.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.9.2     Except as set forth on Schedule 3.9.2, ER Business does not have any known Liabilities that are individually in excess of Two Hundred Fifty Thousand Dollars ($250,000) (whether or not accrued, absolute, contingent, liquidated, unliquidated or otherwise, due or to become due, and regardless of when asserted) other than those (i) specifically reflected on and reserved against on the face of the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) that may arise pursuant to the Transaction Agreements, and/or (iv) that may arise pursuant to any Assigned Contract.

3.10     Absence of Certain Changes or Events. Since December 31, 2018, except as set forth on Schedule 3.10, (i) there has not occurred any fact, event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect, and (ii) the ER Business has been conducted in the ordinary course of business, consistent with past practice. Except as set forth on Schedule 3.10 and/or as has occurred in the ordinary course of the ER Business, consistent with past practices, since December 31, 2018 and, in each case, as it relates primarily to the ER Business:

(a)     no Company Party has amended its Organizational Documents; and no Subsidiary has (x) issued, sold, repurchased, redeemed or acquired any equity or other ownership interests, or granted or entered into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity or other ownership interests, or (y) reclassified any of its equity or other ownership interests;

(b)     except for increases made in the ordinary course of business, no Seller, with respect to the ER Business, nor any Subsidiary has granted any increase in the base compensation of any of the Covered Employees in excess of Fifty Thousand Dollars ($50,000) on an annualized basis;

(c)     no Seller, with respect to the ER Business, nor any Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) to any of the Assets in excess of Fifty Thousand Dollars ($50,000);

(d)     no Seller, with respect to the ER Business, nor any Subsidiary has made any material change in connection with its accounts payable or accounts receivable terms, systems, customer deposits, policies or procedures;

(e)     no Seller, with respect to the ER Business, nor any Subsidiary has declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or other combination thereof), or effected any redemption, in respect of any membership interests of such Subsidiary;

(f)     no Seller, with respect to the ER Business, nor any Subsidiary has made any material capital investment in, or any material loan to, any other Person;

(g)     no Subsidiary has made any material Tax election, changed any Tax election, filed any amended Tax Return other than in the ordinary course of business, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a material refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Subsidiary;

(h)     (i) there has not been any change in the Tax reporting or accounting policies or practices of the Subsidiaries, including practices with respect to (w) a method of accounting, (x) depreciation or amortization policies or rates, (y) the payment of accounts payable or the collection of accounts receivable, or (z) cash management policies or practices; and (ii) neither the Sellers, with regard to the ER Business, nor the Subsidiaries have taken any actions that have accelerated sales of Covered Products into periods prior to the Closing that would otherwise reasonably be expected to occur following the Closing;

(i)     no Subsidiary has incurred any Indebtedness (other than Indebtedness set forth on Schedule 3.25);

(j)     no Seller, with respect to the ER Business, nor any Subsidiary has sold, assigned, transferred, licensed, or committed to sell, assign, transfer or license, any tangible or intangible assets for an amount in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate, other than sales of inventory in the ordinary course of business;

(k)     no Seller, with respect to the ER Business, nor any Subsidiary has purchased or leased, or committed to purchase or lease, any asset or assets for an amount in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate, except for purchases of inventory and supplies in the ordinary course of business;

(l)     no Seller, with respect to the ER Business, nor any Subsidiary has made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Two Hundred Fifty Thousand Dollars ($250,000);

(m)     no Seller, with respect to the ER Business, nor any Subsidiary, has mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of the Assets;

(n)     no Seller, with respect to the ER Business, nor any Subsidiary has instituted or settled any action, claim, suit or proceeding that involved stated claims of more than One Hundred Thousand Dollars ($100,000);

(o)     no Subsidiary has merged or consolidated with any corporation or other entity, or otherwise acquired any capital stock or business of, any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions; and

(p)     no Seller, with respect to the ER Business, nor any Subsidiary has agreed to take any of the actions described in subsections (a) through (o) above.

3.11     Taxes. Schedule 3.11 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which any Seller, with respect to the ER Business, or any Subsidiary will file for 2019 or has filed in the past two (2) calendar years any Tax Return. Except as set forth on the attached Schedule 3.11:

3.11.1     Each Seller, with respect to the ER Business, or any Subsidiary has timely filed or shall timely file all income Tax Returns and other material Tax Returns that are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete, and accurate in all respects;

3.11.2     all Taxes due and payable by any Seller, with respect to the ER Business, or any Subsidiary on or before the Closing Date (whether or not shown on any Tax Return) have been paid or shall be paid on or before the Closing Date, each Seller and Subsidiary has adequate reserves for all Taxes of such Seller, with respect to the ER Business, or any Subsidiary accrued but not yet due, and no Taxes payable by any Seller or Subsidiary are delinquent;

3.11.3     no deficiency for any amount of Tax has been asserted or assessed in writing by a Taxing Authority against any Seller, with respect to the ER Business, or any Subsidiary;

3.11.4     there is no action, suit, proceeding, or audit or any written notice of inquiry of any of the foregoing, pending or threatened in writing against any Seller, with respect to the ER Business, or any Subsidiary regarding Taxes;

3.11.5     no Seller, with respect to the ER Business, nor any Subsidiary has consented to (i) waive any statute of limitations with respect to Tax or (ii) extend the time in which any Tax may be assessed or collected by any taxing authority;

3.11.6     all employees and independent contractors of each Seller, with respect to the ER Business, and each Subsidiary have been properly classified for Tax purposes by such Company Party;

3.11.7     no Seller, with respect to the ER Business, nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

3.11.8     no Seller, with respect to the ER Business, nor any Subsidiary has changed any method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws) or used any improper method of accounting for a taxable period ending on or prior to the Closing Date;

3.11.9     none of the Company Parties has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361;

3.11.10     no Company Party has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b) or in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2);

3.11.11     no Company Party is or has been a member of an Affiliated Group other than an Affiliated Group that includes one or more of Seller and/or any of its current or former Affiliates and none of the Company Parties is a party to or bound by any Tax allocation or sharing agreement;

3.11.12     no claim has ever been made in writing by a taxing authority in a jurisdiction where a Seller, with respect to the ER Business, or any Subsidiary does not file Tax Returns that such Seller, with respect to the ER Business, or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

3.11.13     no Seller, with respect to the ER Business, or any Subsidiary has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by Contract, or otherwise, in each case except for the Company or any Person that is or was a current or former Affiliate of the Company;

3.11.14     each Seller, with respect to the ER Business, and each Subsidiary has withheld all Taxes required to have been withheld and has paid to the appropriate Governmental Authorities all withholding Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, seller, shareholder, partner, member, or other owner or any other Person;

3.11.15     each Seller, with respect to the ER Business, and each Subsidiary has collected and remitted sales Tax for all sales, or have collected and retained such evidence required by Law to carry the burden of proof that no sales Tax was due for such sale;

3.11.16     none of the Company Parties (A) is a “controlled foreign corporation” as defined in Code §957, (B) is a “passive foreign investment company” within the meaning of Code §1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

3.11.17     none of the Company Parties will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (w) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-US income Tax law) executed on or before the Closing Date; (x) installment sale or open transaction disposition made on or before the Closing Date; (y) prepaid amount received on or before the Closing Date; (z) election under Code Section 108(i);

3.11.18     each Seller, with respect to the ER Business, and each Subsidiary is in compliance with all transfer pricing Laws and all Organization for Economic Co-operation and Development guidelines related to transfer pricing and base erosion and profit shifting and never has been party to a transaction which may be subject to adjustment under Section 482 of the Code (including any similar provision of state, local or non-U.S. Law); and

3.11.19     none of the Company Parties is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in connection with the consummation of the transactions set forth in this Agreement, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

3.12     Employees. Except as set forth on Schedule 3.12, there are no, and in the past three (3) years, there have been no pending or, to Sellers’ Knowledge, threatened controversies, grievances, lawsuits, complaints, administrative charges or claims by any Covered Employee with respect to his or her employment, termination of employment, compensation or benefits (other than workers' compensation insurance claims and routine claims for benefits under the Company Plans in the ordinary course of business). No Company Party is a party to, or bound by, any collective bargaining agreement with any labor organization, nor is there currently or has there been in the past five (5) years, any pending or, to Sellers’ Knowledge, threatened union organizational activities or proceedings with respect to any Covered Employees. Schedule 3.12 sets forth a complete list of all Covered Employees, including their dates of hire, compensation (and whether hourly or salaried) and exempt or non-exempt status. No labor strike, slowdown or stoppage is pending or, to Sellers’ Knowledge, threatened with respect to the ER Business. The Sellers, with respect to the ER Business, and the Subsidiaries are in compliance in all material respects with all Laws relating to the employment of the Covered Employees, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and the withholding and payment of income and employment Taxes and any similar Tax. The employment of each Covered Employee is terminable at the will of the Seller or Subsidiary employing such Covered Employee, and no Subsidiary is a party to any bonus or severance Contract or similar agreement with any current or former employee of such Subsidiary pursuant to which such Subsidiary currently has or may have in the future any obligations. Except as set forth in Schedule 3.12, no Seller, with respect to the ER Business, nor any Subsidiary has any obligation to pay any bonuses or pay or award any compensation or other rights to payment (or contingent payment) to any Covered Employee contingent upon, triggered by or coincident with the consummation of the transactions set forth in this Agreement. Except as set forth in Schedule 3.12 and except as contemplated by this Agreement, no Seller or Subsidiary is aware that any Covered Employee intends to terminate his or her employment with such Seller or Subsidiary. No Covered Employee is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such Covered Employee and any Person other than a Seller or Subsidiary, or any Affiliate of a Seller or Subsidiary, that adversely affects the performance of that Covered Employee’s duties and activities as an employee of such Seller or Subsidiary, or right or ability of such Covered Employee to carry out the business of such Seller or Subsidiary. All Covered Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. The Seller, with respect to the ER Business, and the Subsidiaries are in compliance in all material respects with, and have materially complied with, all immigration Laws with respect to the Covered Employees, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There is no unfair labor practice claim, administrative charge of discrimination, or proceeding brought by or on behalf of any employee or former employee of any Company Party under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Laws pending or, to Seller’s Knowledge, threatened, against any Seller, with respect to the ER Business, or any Subsidiary. Except as set forth in Schedule 3.12, there are no pending proceedings brought by or on behalf of any employee or former employee of any Seller, with respect to the ER Business, or any Subsidiary seeking benefit under the workers’ compensation Laws of any jurisdiction. No Seller, with respect to the ER Business, or any Subsidiary has taken any action since January 1, 2015 that would constitute a “Mass Layoff” under the WARN Act or ay similar state of local Law.

3.13     Employee Benefit Plans and Other Compensation Arrangements. Except as otherwise provided in this Agreement or required by applicable Law, from and after the Closing Date, SMI shall retain Liability for any and all employment and employee-benefit related Liabilities, obligations, claims or losses that relate to (i) any Covered Employee (or his or her dependent or beneficiary) and that arise as a result of an event or events that occurred prior to the Closing Date, or (ii) any Company Plan. Except as set forth on Schedule 3.13:

(a)     neither the Company nor any ERISA Affiliate has sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” within the meaning of §§3(37) or 4001(a)(3) of ERISA) or a plan subject to §412 of the Code or §302 or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of §302(a)(2) of ERISA and §412(a) the Code), whether or not waived, with respect to any such plan;

(b)     neither the Company nor any ERISA Affiliate has any obligation under any Company Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits upon retirement or termination of employment (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state Law, in each case, for which the covered individual pays the full cost of coverage);

(c)     each of the Company Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter form the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or advisory letter issued to the sponsor of an Internal Revenue Service approve M&P or volume submitter plan document, and, to the knowledge of Seller and company, no event has occurred that could reasonably be expected to negatively affect the qualified status of such Company Plan;

(d)     no Seller or Subsidiary is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and that applies to any Covered Employee; and

(e)      no Seller, with respect to the ER Business, Subsidiary nor any ERISA Affiliate has any obligation to gross-up, reimburse or indemnify any individual with respect to any Taxes, including those imposed pursuant to Sections 409A or 4999 of the Code.

3.14     Environmental Matters.

3.14.1     Except as set forth on Schedule 3.14.1, (a) the Sellers, with respect to the ER Business, and the Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, (b) the Sellers, with respect to the ER Business, and the Subsidiaries have obtained and are in compliance in all material respects with all Permits required for their operation of the ER Business under applicable Environmental Laws, (c) the Sellers have obtained and are in compliance in all material respects with all Permits required for its operation of the ER Business under applicable Environmental Laws, a list of which Permits are included on Schedule 3.14.1(c), (d) neither the Subsidiaries nor the Sellers, with respect to the ER Business, have Released Hazardous Materials in contravention of Environmental Laws on the Real Property and (e) to Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Real Property, and, to Sellers’ Knowledge, none of the Real Property has been contaminated with any Hazardous Material that would reasonably be expected to result in a violation of Environmental Laws by any Seller, with respect to the ER Business, or any Subsidiary.

3.14.2     All written notices alleging violation of or noncompliance with any applicable Environmental Laws received by any Seller or Subsidiary concerning the ER Business and/or the Real Property are set forth on Schedule 3.14.2.

3.14.3     Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.14 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

3.15     Permits; Compliance with Laws. Except as set forth on Schedule 3.15(a), since January 1, 2017, the Sellers, with respect to the ER Business, and the Subsidiaries have been in compliance in all material respects with all applicable Laws and Orders, including all Laws and Orders related to the design, engineering, manufacturing, marketing, and selling of the Covered Products. The Sellers, with respect to the ER Business, and the Subsidiaries have obtained and are in compliance in all material respects with all Permits required for their operation of the ER Business. Except as set forth on Schedule 3.15(b), in the past three (3) years, no Seller, with respect to the ER Business, or Subsidiary has received any notice from any Person alleging any noncompliance with any applicable Law, Order or Permit. To Sellers’ Knowledge, each Permit is valid and in full force and effect. Each Permit is listed on Schedule 3.15(c).

3.16     Real and Personal Properties.

3.16.1     Real Property. Schedule 3.16.1 sets forth the address of, and a list of all leases, subleases, or other agreements (“Leases”) for the use or occupancy of any real property used by any Seller or Subsidiary in connection with the ER Business (collectively, the “Leased Real Property”). Schedule 3.16.1 also sets forth the address of each of the Charlotte Parcels, the Brandon Parcel, and each parcel of real property owned by any Subsidiary (collectively, the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Sellers have delivered to Buyer a true and complete copy of each Lease and all amendments, extensions, renewals and guaranties with respect thereto. Except as set forth on Schedule 3.16.1, with respect to such Lease: (a)  each Lease is legal, valid, binding, enforceable, and in full force and effect; (b) the consummation of the transactions contemplated by this Agreement will not result in a termination of or a breach of or default under any Lease; (c) no Company Party that is party thereto nor to Sellers’ Knowledge, any third party to any Lease, is in breach or default under such Lease, and to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a breach or default or permit the termination, modification, or acceleration of rent under such Lease; (d) the transactions set forth in this Agreement do not require the consent of any other party to such Leases, or such consent has been obtained; (e) no security deposit or portion thereof deposited with respect to any such Leases has been applied in respect of a breach or default under such Leases; and (f)  the Company Parties have not collaterally assigned or granted any other security interest in such Leases or any interest therein other than as set forth in Schedule 3.16.1, and (g) as of the Closing Date, the Company Parties do not owe any unpaid expenses for which the Company Parties may be liable to any landlord or brokerage commissions or finder’s fees with respect to such Leases. Other than disclosed in Schedule 3.16.1, each applicable Seller or Subsidiary owns good and marketable title to each parcel of Owned Real Property, free and clear of Liens other than Permitted Liens. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Owned Real Property. With respect to all of the Real Property, except as set forth on Schedule 3.16.1, the Sellers and Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property or any portion thereof. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good condition and repair except for (i) ordinary wear and tear and (ii) repairs that would not, on an individual and not aggregate basis, cost more than One Hundred Thousand Dollars ($100,000) each.

3.16.2     Personal Property – Title. The Subsidiaries and Sellers collectively have good and marketable title to, or a valid leasehold interest in, each of the items of tangible personal property reflected on the Latest Balance Sheet or acquired thereafter for use in the ER Business, except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the date of the Latest Balance Sheet, free and clear of all Liens (except for Permitted Liens). Except for the personal property leases indicated on Schedule 3.16.2 and except to the extent reflected in the Transition Services Agreement, no Person, other than the Sellers or Subsidiaries, owns or utilizes any material tangible personal property used by the Sellers or Subsidiaries in the operation of the ER Business.

3.16.3     Personal Property – Sufficiency. Except as set forth on Schedule 3.16.3, the Assets are sufficient for the Buyer to conduct the ER Business (as currently conducted) immediately following the Closing; provided that neither Seller shall have any Liability for any Losses based upon or arising out of any inaccuracy in or breach of this representation and warranty if Buyer had any Knowledge of such inaccuracy or breach prior to or as of the Closing.

3.16.4     Personal Property - Condition Except as set forth on Schedule 3.16.4, the assets of the ER Business (tangible and intangible, real and personal) are in good operating condition and repair, and are adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for (i) ordinary wear and tear and (ii) repairs that would not, on an individual and not aggregate basis, cost more than One Hundred Thousand Dollars ($100,000) each.

3.17     Accounts Receivable. Schedule 3.17 sets forth a complete and accurate aging of all accounts receivable reflected on the Latest Balance Sheet , all of which have been generated in the ordinary course of business, consistent with past practice, and reflect a bona fide obligation for the payment of goods or services provided by the ER Business. Except for allowances for doubtful accounts with adequate reserves set forth in the Financial Statements, to Sellers’ Knowledge (a) there is no dispute as to the validity or collectability of any of the Accounts Receivable, and (b) none of the Accounts Receivable is subject to any right of set-off in respect of any obligations of the ER Business.

3.18     Inventories. Except as set forth on Schedule 3.18, (a) the inventories of the ER Business are usable and saleable in the ordinary course of business, except to the extent reserved therefor in accordance with GAAP; (b) the inventories of the ER Business are reflected on the books and records of the Company Parties in accordance with GAAP, on a lower of cost or market basis, consistently applied; and (c) all inventories of the ER Business are the sole property of the Company Parties, are not held by any Company Party on consignment from any third Person and are otherwise free and clear of any Liens (other than Permitted Liens).

3.19     Intellectual Properties. Schedule 3.19 sets forth a complete and correct list of (a) all Company Intellectual Property subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (“Registered Intellectual Property”), specifying as to each, as applicable: the title or mark; the owner of record; the jurisdiction; with respect to the domestic applications and registrations only, the issue, registration, or filing date, where applicable; (b) all material unregistered trademarks included in the Company Intellectual Property; and (c) all proprietary software included in the Company Intellectual Property. Schedule 3.19 sets forth all licenses for which a Subsidiary or Sellers, with respect to the ER Business, is a party either as a licensee or licensor (specifying its status) of any Intellectual Property (the “Licenses”). Except as set forth on Schedule 3.19:

(i)     Sellers and the Subsidiaries collectively own and possess the sole and exclusive rights to all, right, title and interest in and to, or have a valid and enforceable right or license to use, all Company Intellectual Property, in each case, free and clear of all Liens (except for Permitted Liens);

(ii)     (x) the Registered Intellectual Property are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned; and (y)  Sellers and the Subsidiaries have not abandoned, cancelled, or permitted to be abandoned, cancelled, or lapsed, any issued Registered Intellectual Property or the applications thereof, nor have there been any interference actions, re-examinations, cancellation proceedings, or other judicial, arbitration, or other adversarial proceedings with respect to any such Registered Intellectual Property;

(iii)     except pursuant to a License set forth on Schedule 3.19, no Seller or Subsidiary has licensed or otherwise granted any right to any Person under any Company Intellectual Property;

(iv)     the conduct of the ER Business as currently conducted and the Company Intellectual Property does not infringe upon, misappropriate or otherwise conflict with, any Intellectual Property owned or controlled by a third Person, and no Seller or Subsidiary has received any written notice regarding, and there are currently no actions, suits, arbitrations, judgments, proceedings, investigations or claims related to any of the foregoing;

(v)     (x) to Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property; and (y) no such claims have been brought or threatened against any Person by any Seller or Subsidiary (including any demands or offers to license any Intellectual Property now or formerly owned or used by a Seller or Subsidiary, and any claims asserting the invalidity, misuse or unenforceability of any Intellectual Property now or formerly owned or used by any Person) with respect to the Company Intellectual Property;

(vi)     (A) each of the Licenses is in full force and effect and is the legal, valid and binding obligation of the Seller or Subsidiary that is a party to such License, and to Sellers’ Knowledge, the other party thereto, in each case enforceable in accordance with its respective terms, subject to the Enforceability Exceptions; (B) the Seller or Subsidiary that is a party to each such License has performed all material obligations required to be performed by it pursuant to such License, is not in material breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a material breach or default), and, to Sellers’ Knowledge, no other party to any License is in material breach or default thereunder; and (C) neither the Sellers nor any Subsidiary has received any written notice of any Person’s intent to terminate or materially amend any License; and

(vii)     except as may be set forth in the Transition Services Agreement, the Information Technology Systems used by the Sellers, with respect to the ER Business, and/or Subsidiaries are functional, operational, and adequate, and do not require any material updates, upgrades, or additional licenses to allow the Buyer to conduct the ER Business as currently conducted. Sellers and/or the Subsidiaries have established and implemented commercially reasonable policies and procedures, and taken commercially reasonable measures, to protect the confidentiality, integrity, operation, and security of the Information Technology Systems (and the information stored or processed on those systems) against any unauthorized Processing, or any interruption, corruption or vulnerability. In the 24-month period prior to the date hereof, there has been no failure, breakdown, or continued substandard performance of any Information Technology System that has caused a material disruption or interruption of the ER Business. The Company, with respect to the ER Business, and the Subsidiaries currently are and have been in compliance with all Personal Information Obligations. Neither the Company, with respect to the ER Business, nor any Subsidiary has received any notice from any Person with respect to any non-compliance or non-conformity of any Personal Information Obligations. Neither the execution of this Agreement, the contemplated transactions, nor the performance of Sellers’ obligations hereunder will violate any Personal Information Obligations, or require notice to or the consent from any Person for the continued Processing of Personal Information. Except as identified in Schedule 3.19(vii), neither the Sellers, with respect to the ER Business, nor any Subsidiary, nor any Person who Processes Personal Information on behalf of the ER Business, has experienced any loss, damage, unauthorized access, unauthorized disclosure, improper alteration, misuse, or breach of the privacy or security of any Personal Information in its possession, custody, or control that has had or is reasonably likely to have a material impact on the ER Business.

3.20     Contracts. Schedule 3.20 lists all of the following Contracts to which any Subsidiary is a party:

(a)     Contracts or group of related Contracts that involve binding commitments to make capital expenditures or that provide for the purchase of goods or services from any Person involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000);

(b)     Contracts or group of related Contracts that provide for the sale of goods or services to any Person involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000);

(c)     Contracts relating to Indebtedness;

(d)     broker, distributor, dealer, manufacturer’s representative, franchise, or agency Contracts;

(e)     Contracts that limit the ability of any Subsidiary to compete in any line of business with any Person or in any geographic area or during any period of time;

(f)     Contracts pursuant to which any Subsidiary is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any such individual lease under which the aggregate annual rent or lease payments do not exceed One Hundred Thousand Dollars ($100,000);

(g)     partnership or joint venture Contracts;

(h)     Contracts that require Subsidiary to purchase its total requirements of any product or service from any Person or that contain “take or pay” provisions;

(i)     Contracts to which any Subsidiary is a party that contain a “most-favored nation” pricing agreement, rebate arrangement, mark-down arrangement, agreement to take back or exchange goods, consignment arrangement or similar understandings with a customer or supplier of any Subsidiary;

(j)     other Contracts that require any Subsidiary to make payments in excess of One Hundred Thousand Dollars ($100,000) that are not terminable by such Subsidiary without penalty upon less than sixty (60) days’ prior written notice;

(k)     any Contract with a Material Customer or Material Supplier;

(l)     any Contract involving the sale of any equity interests or assets of any Subsidiary, or the acquisition of any equity interests or assets of any Person by any Subsidiary, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise);

(m)     any Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or involving a sharing of profits, losses, costs or liabilities;

(n)     collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(o)     any Contract that contains warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Subsidiary other than any warranty, guaranty or similar undertaking given in connection with the customer purchase orders in the ordinary course of business;

(p)     any employment or consulting agreement between any Subsidiary and any of the employees or consultants of such Subsidiary that obligates any Subsidiary to make annual payments in an amount exceeding One Hundred Thousand Dollars ($100,000) or make any payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with any Subsidiary or on account of the completion of the transactions contemplated by this Agreement;

(q)     any Contract between any Subsidiary, on the one hand, and any Governmental Authority, on the other hand, except for Contracts for the sale of products by a Subsidiary in the ordinary course of business;

(r)     any Contract containing requirements of minimum purchases by any Subsidiary from another Person or requiring any Subsidiary to supply a minimum level of goods or services to another Person;

(s)     any Contract between or among any Subsidiary, on the one hand, and any other Subsidiary, or any of their Affiliates on the other hand; and

(t)     any other Contract not listed above that is material to the ER Business.

True, complete and correct copies of each Material Contract have been provided to Buyer. Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller or Subsidiary that is a party to such Material Contract, and to Sellers’ Knowledge, the other party thereto, in each case enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.20, the Sellers and Subsidiaries have performed all obligations required to be performed by them pursuant to the Material Contracts, are not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default), and, to Sellers’ Knowledge, no other party to any Material Contract is in breach or default thereunder. No Seller or Subsidiary has received any written notice of any Person’s intent to terminate or materially amend any Material Contract.

3.21     Litigation. Except as set forth on Schedule 3.21, there are no, and in the past five (5) years, there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind, at Law or in equity, pending or, to Sellers’ Knowledge, threatened (a) against any Seller with respect to the ER Business, against any Subsidiary, or affecting any of the Assets or (b) that would prohibit Sellers from consummating the transactions contemplated hereunder. Except as set forth on Schedule 3.21, no Subsidiary or Seller (solely with respect to the ER Business) is a party to or subject to any Order, and there are no unsatisfied judgments, penalties or awards against or affecting the ER Business or any of the Assets.

3.22     Product Warranty; Product Liability.

3.22.1     The standard warranty terms of each Seller, with respect to the ER Business, and each Subsidiary used in the sale of its products are listed on Schedule 3.22.1 (collectively, the “Standard Warranty Terms”). Sellers have provided to Buyer true and complete copies of all Standard Warranty Terms. Except for those exceptions described on Schedule 3.22.1, no Seller, with respect to the ER Business, and no Subsidiary has granted warranty terms in the sale of its products that deviate from the Standard Warranty Terms by more than three (3) years or 36,000 miles.

3.22.2     Except as set forth on Schedule 3.22.2, in the past three (3) years, there have been no individual product warranty claims in excess of Fifty Thousand Dollars ($50,000) made against any Seller, with respect to the ER Business, or any Subsidiary alleging that any Covered Products are defective or improperly designed or manufactured, and no such claims are currently pending or, to Sellers’ Knowledge, threatened against any Seller or Subsidiary. Except as set forth on Schedule 3.22.2, there have been no product or regulatory recalls with respect to any Covered Product in the past three (3) years.

3.22.3     No claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any Covered Product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”), have been made in the past three (3) years, are currently pending or, to Sellers’ Knowledge, threatened. Except as set forth on Schedule 3.22.3, to Sellers’ Knowledge, there are no defects in the design or manufacture of the Covered Products that could result in any Product Liability Claims that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

3.23     Suppliers and Customers.

3.23.1     Schedule 3.23.1 sets forth the ten (10) largest suppliers to the ER Business (the “Material Suppliers”), in the aggregate (and the dollar volumes related thereto), in each case for the twelve (12)-month periods ended December 31, 2019 and December 31, 2018.

3.23.2     Schedule 3.23.2 sets forth (x) the ten (10) largest dealer relationships of the ER Business (the “Material Dealers”), in the aggregate (and the dollar volumes related thereto), in each case for the twelve (12)-month periods ended December 31, 2019 and December 31, 2018, and (y) the ten (10) largest customers of the ER Business, excluding any dealer relationships (the “Material Customers”), in the aggregate (and the dollar volumes related thereto), in each case for the twelve (12)-month periods ended December 31, 2019 and December 31, 2018.

3.23.3     Neither Seller nor any Subsidiary is currently in any material dispute with any Material Supplier, Material Dealer, or Material Customer. In the past twelve (12) months, except as set forth on Schedule 3.23.3, no Material Supplier, Material Dealer, or Material Customer has (i) canceled or otherwise terminated or, to Sellers’ Knowledge, made any threats to cancel or otherwise terminate, its relationship with any Seller or Subsidiary, or (ii) materially decreased or, to Sellers’ Knowledge, threatened to materially decrease, its purchases or sales of supplies to the ER Business.

3.24     Insurance. Schedule 3.24 contains an accurate and complete list of all insurance policies for which any Seller, with respect to the ER Business, or any Subsidiary is a named insured. All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies. Neither Seller has not written notice of cancellation of any such insurance policies in the last twelve (12) months. Schedule 3.24 also sets forth a list of all pending claims made by any Seller, with respect to the ER Business, or any Subsidiary under the insurance policies required to be listed on Schedule 3.24.

3.25     Indebtedness. Schedule 3.25 sets forth a listing of all Indebtedness of any Seller, with respect to the ER Business, and the Subsidiaries (including the amount) and the Contracts under which such Indebtedness exists.

3.26     Related Party Transactions. Except as set forth on Schedule 3.26 and except for the transactions contemplated by the Transaction Agreements, neither any Seller nor any Affiliate of any Seller that is not a Subsidiary owes any amount to any Subsidiary nor does any Subsidiary owe any amount to any Seller or any such Affiliate (other than any participant loans under any Company Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of any Subsidiary in the ordinary course of business).

3.27     Power of Attorney. Except as described on Schedule 3.27, no Subsidiary has granted any power of attorney to any Person.

3.28     Certain Payments. Since January 1, 2015, the Sellers, with respect to the ER Business and the Subsidiaries and all of the directors, officers, agents, independent contractors, or employees of the Sellers and the Subsidiaries have not, in violation of applicable Laws, directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (a) to obtain favorable treatment in securing business for the Sellers, with respect to the ER Business, or the Subsidiaries, (b) to pay for favorable treatment for business secured for Sellers, with respect to the ER Business, or the Subsidiaries, or (c) to obtain special concessions, or for special concessions already obtained, for or in respect of the ER Business.

3.29     Independent Accountants. Since January 1, 2015, neither Seller nor any of their Affiliates have engaged the Independent Accountants to provide any products or services to either Seller or any of their Affiliates nor do Sellers or any of their Affiliates have any current plans, proposals, or requests for proposals to engage the Independent Accountants to provide any products or services to either Seller or any of their Affiliates, except for the services that may potentially be provided by the Independent Accountants pursuant to this Agreement.

3.30     Export Control Laws. The Company and the Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements controlling the export of goods, services, technical data and technology including requirements pursuant to: the United States International Traffic in Arms Regulations (ITAR), the Export Administration Act (50 U.S.C. App. §§2401-2420), the Export Administration Regulations (15 C.F.R. Parts 730 through 774), the International Emergency Economic Powers Act (50 U.S.C. §§1701-1706) and such applicable law and executive orders administered and implemented by the Office of Foreign Assets Controls, United States Department of the Treasury.

3.31     Brokerage. Except for fees or expenses of Baird, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Sellers, Subsidiaries, or any of their Affiliates, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

Article 4
Representations and Warranties of Buyer and Parent

Buyer and Parent jointly and severally make the following representations and warranties to Sellers, at and as of the Closing:

4.1     Organization; Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Parent has all requisite legal right, power and authority to execute, deliver and perform this Agreement and each other Transaction Agreement to which it is a party, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such Transaction Agreements have been duly authorized by all requisite corporate or other necessary action of Buyer and Parent.

4.2     Execution and Delivery; Enforceability. This Agreement has been, and each Transaction Agreement to which Buyer or Parent is a party upon delivery will have been, duly executed and delivered by Buyer or Parent, as applicable, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. Neither Buyer nor Parent is a party to, subject to, or bound by any Order of any Governmental Authority, or any Contract which would prevent the execution or delivery of this Agreement or any such Transaction Agreement by Buyer or Parent.

4.3     Governmental Authorities; Consents. Neither Buyer nor Parent is required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or other Person in connection with their execution, delivery or performance of this Agreement or any Transaction Agreement to which either of them is a party, and such execution, delivery and performance will not violate any Law by which either of them is bound.

4.4     Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer or Parent, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.5     Legal Proceedings. There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Buyer or Parent, threatened against Buyer or Parent, that would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer or Parent from complying with the terms and provisions of this Agreement.

4.6     Independent Accountants. Since January 1, 2015, neither Parent nor any of its Affiliates have engaged the Independent Accountants to provide any products or services to Parent or any of its Affiliates nor do Parent or any of its Affiliates have any current plans, proposals, or requests for proposals to engage the Independent Accountants to provide any products or services to Parent or any of its Affiliates, except for the services that may potentially be provided by the Independent Accountants pursuant to this Agreement.

4.7     Due Diligence Investigation. Each of Buyer and Parent acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement as desired by Buyer and Parent and that neither Buyer nor Parent has relied upon any representation or warranty by Seller, any of its Affiliates, or any of their respective representatives in connection with consummation of the transactions contemplated hereunder except the warranties and representations expressly set forth in this Agreement.

Article 5
Closing Deliveries

5.1     Closing Deliveries of Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, the following to Buyer:

(a)     a bill of sale and assignment in a form mutually acceptable to the parties (the “Bill of Sale”), duly executed by each Seller;

(b)     an assignment and assumption agreement in a form mutually acceptable to the parties (the “Assignment and Assumption Agreement”), duly executed by each Seller;

(c)     with respect to each of the Charlotte Parcels and the Brandon Parcel, a warranty deed in a form mutually acceptable to the parties conveying title which is free and clear of all Liens and encumbrances other than Permitted Liens, duly executed and notarized by Seller that is the owner of such Real Property;

(d)     assignments of all of the issued and outstanding membership interests in Smeal Holding, LLC and Detroit Truck Manufacturing, LLC (each, an “Assignment of Membership Interest”), each duly executed by the Company;

(e)     a certificate of good standing of SMI and each of the Company Parties as of the most recent practicable date from the Secretary of State of their respective states of incorporation or formation;

(f)     a non-foreign person affidavit that complies with the requirements of §1445 of the Code from, and executed by, each Seller;

(g)     the Flow of Funds Memo, duly executed by each Seller;

(h)     the Transition Services Agreement, duly executed by each Seller;

(i)     the License Agreement, duly executed by the Company;

(j)     duly executed resignations of those managers and officers of the Subsidiaries set forth on Schedule 5.1(j), which resignations are effective as of the Closing;

(k)     the Easements, each duly executed by SMI;

(l)     Seller’s affidavit required by the Title Insurers stating that there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Sellers or the applicable parcel of Owned Real Property, that there has been no skill, labor or material furnished to the applicable parcel of Owned Real Property at the request of Sellers for which mechanics’ liens could be filed, and that there are no other unrecorded interests in the applicable parcel of Owned Real Property known to Sellers;

(m)     the Dyno Lease, duly executed by the Company; and

(n)     such other documents and instruments as may be reasonably requested by Buyer or the Title Insurers in order to consummate the transactions set forth in this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

5.2     Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Sellers:

(a)     Buyer shall have delivered the Estimated Purchase Price to the Seller Account;

(b)     the Bill of Sale, Assignment and Assumption Agreement, and Assignment of Membership Interest, each duly executed by Buyer;

(c)     the Flow of Funds Memo, duly executed by Buyer and Parent;

(d)     the Transition Services Agreement, duly executed by Buyer and Parent;

(e)     the Easements, duly executed by Buyer;

(f)     the Dyno Lease, duly executed by Buyer; and

(g)     such other documents and instruments as may be reasonably requested by Seller in order to consummate the transactions set forth in this Agreement.

Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers.

Article 6
The Closing

The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement, electronically by the mutual exchange and delivery of facsimile or portable document format (.PDF) signatures. The date on which the Closing actually occurs is referred to as the “Closing Date.” The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the Effective Time.

Article 7
Additional Covenants and Agreements

7.1     Miscellaneous Covenants.

7.1.1     Post-Closing Publicity. Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated by this Agreement without the prior approval of the other parties, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or as is reasonably necessary to enforce any rights under this Agreement. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing in this Agreement shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and each party may make such disclosures as it may consider necessary or advisable in order to satisfy its legal or contractual obligations to its lenders, trustees, beneficiaries, shareholders, investors, or other interested parties without the prior written consent of any other party.

7.1.2     Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by Buyer, Parent, or their representatives or are otherwise expressly allocated to Buyer or Parent pursuant to this Agreement, and Sellers shall pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by either Seller or their respective representatives or by any Subsidiary or its representatives, or are otherwise expressly allocated to Sellers pursuant to this Agreement. For the avoidance of doubt, Seller shall pay for (i) the cost of all title commitments and title insurance policies (date-down endorsements with respect to Subsidiary-owned real estate) with “extended coverage” (provided, however, that Buyer shall be responsible for any of the other endorsements on the title insurance policies) (ii) the cost of all required surveys of the Owned Real Properly (except for the updated survey of the Brandon Parcel) or charges by the Title Companies other than the cost of title insurance, and (iii) all recording fees for releasing any and all Liens on the Owned Real Property (including the mortgage on the Brandon Parcel).

7.1.3     No Assignments. No assignment of all or any part of this Agreement or any right or obligation pursuant to this Agreement may be made by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no force or effect. Notwithstanding the foregoing, (a) Buyer may assign its rights and obligations pursuant to this Agreement to one or more of its Affiliates, (b) Buyer may assign in whole (but not in part) this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the ER Business, and (c) Buyer may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security; provided that, in the event of any assignment described in this sentence, Buyer and Parent shall remain principally and jointly and severally liable to each Seller and each Seller Indemnitee for all of Buyer’s and Parent’s respective representations, warranties, covenants, agreements, and other Liabilities set forth in this Agreement.

7.1.4     Release.

(a)     Each Seller unconditionally, irrevocably, and forever releases and discharges each Subsidiary, its successors and assigns, and its present or former directors, officers, employees and agents (collectively, the “Subsidiary Released Parties”), of and from, and unconditionally and irrevocably waives, any and all Claims that either Seller has ever had, now has, or ever may have or claim to have against any of the Subsidiary Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release does not extend to any Claim to enforce the rights of either Seller or any of their respective Affiliates under any Transaction Agreement. Each Seller acknowledges that it is aware that it may hereafter discover claims or acts, omissions, facts, circumstances or matters in addition to or different from those which it now knows or believes to exist with respect to the claims released herein, but that it is its intention to hereby fully, finally, and forever to settle and release all of the claims set forth herein. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different acts, omissions, facts, circumstances or matters. Each Seller represents that it has made no assignment or transfer of any of the claims herein above mentioned or implied. Each Seller further agrees that in the event it should assert any claim herein released seeking damages against any of the Subsidiary Released Parties, such Seller shall pay all costs and expenses of defending against such assertion incurred by such Subsidiary Released Party, including reasonable attorneys’ fees.

(b)     Seller represents that it has made no assignment or transfer of any of the claims herein above mentioned or implied. Seller further agrees that it should assert any claim herein released seeking damages against any of the Subsidiary Released Parties, Seller shall pay all costs and expenses of defending against such assertion incurred by such Subsidiary Released Party, including reasonable attorneys’ fees.

7.1.5     Further Assurances. From time to time after the Closing, at the request of a party, the other parties shall execute and deliver any further instruments and take such other action as such first party may reasonably request to carry out the transactions contemplated by this Agreement.

7.2     Transfer Taxes. Sellers shall pay any and all sales, use, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes (including any penalties and interest) (“Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement when due, and Sellers, at their expense, shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. To the extent that any such Transfer Taxes are required to be collected by Buyer, Sellers shall pay such amounts to Buyer, and Buyer shall remit such Taxes to the Taxing Authority.

7.3     Allocation Schedule. The Company and Buyer agree that the Purchase Price shall be allocated among the Assets for all Tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to the Company within ninety (90) days following the Closing Date for its approval. If the Company notifies Buyer in writing that it objects to one or more items reflected in the Allocation Schedule, the Company and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Company and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the Closing Date, such dispute shall be resolved by the Independent Accountants. The fees and expenses of such accounting firm shall be borne equally by the Company and Buyer. The Company and Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

7.4     Restrictive Covenants.

7.4.1     Acknowledgments by Sellers. Each Seller acknowledges and agrees that, as a result and as a part of its ownership of any of the Company Parties: (i) it was afforded access to Confidential Information that could have an adverse effect on Buyer and its business if it is disclosed, and that, as a condition to the consummation of the transactions contemplated hereby, it is reasonable and necessary for each Seller to promise and agree, subject to the terms and conditions herein, not to disclose such Confidential Information; and (ii) it has knowledge and expertise in the business conducted by the Company Parties that is special and unique, and that, as a condition to Buyer’s consummation of the transactions contemplated hereby, it is reasonable and necessary for Sellers to promise and agree, and to cause their respective Affiliates to promise and agree, subject to the terms and conditions herein, not to compete or interfere with the conduct of the business purchased by Buyer hereunder. Each Seller further acknowledges and agrees that the benefits provided to it under this Agreement constitute good and sufficient consideration for the agreements and covenants in Section 7.4.

7.4.2     Nondisclosure. Each Seller covenants and agrees that, after the Closing Date, it shall not, and shall cause its Affiliates not to, disclose or use, directly or indirectly, any Confidential Information, except as set forth in this Section 7.4. If the disclosure of Confidential Information is required by Law, each Seller agrees to use commercially reasonable efforts to provide Buyer an opportunity to object to the disclosure and shall give Buyer as much prior written notice as is reasonably possible under the circumstances. For purposes of this Section 7.4, “Confidential Information” means all information relating to the ER Business to the extent such information has not been disseminated to the public or is otherwise not generally known to competitors of the Company Parties, specifically including information relating to the ER Business’ products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments or Trade Secrets. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either Seller from using Confidential Information solely to the extent necessary to enforce the rights of it or any of its Affiliates pursuant to any Transaction Agreement.

7.4.3     Non-Competition. Each Seller covenants and agrees that until the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), it will not, and will cause its Affiliates not to, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration, own, operate, control, finance, manage, advise, be employed or engaged by, license any intellectual property to, perform any services for, invest in or otherwise become associated in any capacity with, any Person who engages in the business of either (x) designing, engineering, manufacturing, marketing, or selling fire truck apparatus or fire truck cab-chassis, or (y) designing, engineering, or manufacturing aftermarket parts for the foregoing, in each case, anywhere in the world. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing set forth in this Agreement shall be deemed to restrict or limit in any way the ability of either Seller and/or any of their respective Affiliates to engage in the business of (a) designing, engineering, manufacturing, marketing, selling, installing, and/or otherwise providing vehicles and/or related equipment (including aftermarket parts) within the emergency response industry other than fire truck apparatus and fire truck cab-chassis (including, for example, SWAT vehicles and related equipment), (b) providing aftermarket servicing and/or repair of any vehicle of any kind, including fire truck apparatus and/or fire truck cab-chassis, which service and repair business may include the assembly, integration, marketing, and/or sale of aftermarket parts; provided, however, that in no event will Buyer or its Affiliates have any obligation to appoint Seller or any of its Affiliates as an authorized provider of warranty repair service for any vehicle produced by ER Business, and/or (c) designing, engineering, manufacturing, marketing, selling, installing, and/or otherwise providing upfit equipment and services for any vehicle, including any fire truck apparatus and/or fire truck cab-chassis, as long as none of the activities described in this sentence involve the manufacture or sale of custom fire truck chassis or cab-chassis or the addition of a fire truck body on either a custom fire truck cab-chassis or a commercial cab-chassis.

7.4.4     Nonsolicitation; Non-Hire. Each Seller covenants and agrees that during the Non-Competition Period, it will not, and will cause its Affiliates not to, without the prior written consent of Buyer, either directly or indirectly, (i) solicit, induce, or attempt to solicit or induce, whether or not for consideration, any Covered Employee to terminate his or her relationship with Buyer or any of its Affiliates (including the Subsidiaries after the Closing); provided, however, general solicitations by either Seller or any of their Affiliates not directed at any specific Covered Employee will not violate the foregoing; (ii) hire any Covered Employee, unless such Covered Employee’s employment with Buyer or any of its Affiliates was terminated by Buyer or such Affiliate; or (iii) induce or attempt to induce any Person that was a customer of the ER Business as of the Effective Time to terminate or adversely change its relationship with Buyer or any of its Affiliates (including the Subsidiaries after the Closing). Each of Buyer and Parent covenants and agrees that for a period of one (1) year following the Effective Time, it will not, and will cause its Affiliates not to, without the prior written consent of Sellers, either directly or indirectly, (i) solicit, induce, or attempt to solicit or induce, whether or not for consideration, any Person employed by Sellers on Sellers’ Charlotte, Michigan campus (each, a “Charlotte Retained Employee”) to terminate his or her relationship with Sellers or any of their Affiliates; provided, however, general solicitations by either Buyer, Parent or any of their Affiliates not directed at any specific Charlotte Retained Employee will not violate the foregoing; or (ii) for a period of six (6) months following the Effective Time, hire any Charlotte Retained Employee, unless such Charlotte Retained Employee’s employment with Sellers or any of their Affiliates was terminated by Sellers or such Affiliate.

7.4.5     Tolling. If either Seller or any of its Affiliates violates any provisions or covenants of this Section 7.4, the duration of the restrictions in this Section 7.4 applicable to Sellers and their Affiliates will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have terminated.

7.4.6     Equitable Relief. Each Seller agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of Section 7.4, and that, in addition to all other remedies, Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach by a Seller or any of its Affiliates, and each Seller hereby waives the securing or posting of any bond in connection with such remedy.

7.4.7     Reformation of Agreement. If any of the covenants contained in Section 7.4, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that Sellers and their Affiliates shall be subject to nondisclosure, noncompetition, noninterference or other covenants, as applicable, that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of Section 7.4 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

7.4.8     Reasonableness of Terms. Each party stipulates and agrees that the covenants and other terms contained in Section 7.4 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Buyer would not have entered into this Agreement had Sellers not agreed to these covenants, and that the restrictions contained herein are designed to protect the businesses of Buyer, including the ER Business purchased pursuant to this Agreement, and ensure that the Confidential Information is protected and that Sellers and their Affiliates do not engage in unfair competition or solicitation against Buyer.

7.5     Employees.

7.5.1     Effective as of the Effective Time, the Company shall terminate the employment of all employees set forth on the attached Schedule 7.5.1, and Buyer shall offer employment to all of such individuals, effective as of the Effective Time. The individuals listed on the attached Schedule 7.5.1 who accept Buyer’s offer of employment are referred to as the “Transferred Employees.”

7.5.2     For a period starting at the Effective Time and ending one (1) year following the Effective Time (the “Continuation Period”), Buyer shall, or shall cause its Affiliates (including the Subsidiaries following the Closing) to maintain the wages and salaries of the Covered Employees that are comparable, and incentive opportunities and benefit plans, programs and arrangements (including health, welfare and retirement benefits, disability coverage and severance policies and programs (the “Buyer Plans”)) for the benefit of Covered Employees that are provided by the Buyer or Parent to its employees that are similarly situated; provided, however, that this Section 7.5.2 shall not create a contract of employment for any Covered Employee, or affect the terms of any Covered Employee’s service, except as specifically provided herein. From and after the Closing, Buyer shall, or shall cause its Affiliates (including the Subsidiaries following the Closing) to, (i) provide coverage for Covered Employees and their eligible dependents under its or their medical, dental and health plans without interruption of coverage (provided, however, this obligation may be met through the Transition Services Agreement); (ii) cause there to be waived any pre-existing condition, actively at work requirements, waiting periods and any other similar restriction; and (iii) cause the Buyer Plans to honor any expenses incurred by the Covered Employees and their eligible dependents under similar plans of the Sellers and Subsidiaries prior to the Closing in the plan year in which the Closing occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses, and with respect to any lifetime maximums, as if there had been a single continuous employer. If Buyer or any Subsidiary terminates the employment of any Covered Employee (other than for cause) during the Continuation Period, Buyer shall, or shall cause its Affiliates (including the Subsidiaries following the Closing) to pay to such Covered Employee a severance in accordance with the severance policy described on the attached Schedule 7.5.2.

7.5.3     For purposes of eligibility, level of benefits, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan) under each Buyer Plan in which Covered Employees are eligible to participate following the Closing, Buyer shall, and shall cause its Affiliates (including the Subsidiaries following the Closing) to, give each Covered Employee full credit under each such Buyer Plan for all service with any Seller or Subsidiary, their Affiliates, and any predecessor employer prior to the Closing to the same extent as such service was recognized for such purpose by the Seller or Subsidiary and/or its Affiliates prior to the Closing; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.

7.5.4     Notwithstanding any other provision of this Agreement, nothing contained in this Section 7.5 shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of Buyer or its Affiliates (including the Subsidiaries following the Closing), to amend, modify or terminate any employee benefit plan, program, arrangement, contract or practice or (ii) give any third Person any right to enforce the provisions of this Section 7.5.

7.6     Non-Assignable Assets.

7.6.1     Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section, to the extent the sale, assignment, transfer, conveyance, or delivery, or attempted sale, assignment, transfer, conveyance, or delivery, to Buyer of any Asset would result in a violation of applicable Law, or would require the consent, authorization, approval, or waiver of a Person (including any Governmental Authority) who is not a party to this Agreement or an Affiliate of a party to this Agreement, and such consent, authorization, approval, or waiver has not been obtained by the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance, or delivery, or an attempted sale, assignment, transfer, conveyance, or delivery, of such Asset; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval, or waiver, or any release, substitution, or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither Seller shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution, or amendment is obtained, the applicable Seller shall sell, assign, transfer, convey, and deliver to Buyer the relevant Asset to which such consent, authorization, approval, waiver, release, substitution, or amendment relates for no additional consideration. Applicable sales, transfer, and other similar Taxes in connection with such sale, assignment, transfer, conveyance, or license shall be paid by Sellers.

7.6.2     To the extent any Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section, Buyer and Sellers shall enter into such arrangements (such as subleasing, sublicensing, or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Sellers pay, perform, and discharge fully the Liabilities of Sellers thereunder from and after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section shall not apply to any consent or approval required under any antitrust, competition, or trade regulation Law.

7.7     Accounts Receivable. From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds relating to any Accounts Receivable or any other Asset, Sellers or their Affiliates shall remit such funds to Buyer within ten (10) Business Days after their receipt thereof.

7.8     Tax Matters.

7.8.1     Tax Returns. The Sellers will be responsible for the preparation and filing of all Tax Returns of the Company (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the Sellers’ and Subsidiaries’ operation of the ER Business or use or ownership of the Assets on or prior to the Closing Date. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Assets or its operation of the ER Business attributable to taxable periods (or portions thereof) commencing after the Closing Date.

7.8.2     Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), any real or personal property or transfer or similar Taxes attributable to the Assets (a “Straddle Period Tax”) shall be prorated between Buyer and the Sellers on a per diem basis by taking the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. The party required by Law to pay any such Straddle Period Tax shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the filing party hereunder, such filing party shall provide the other party with notice of payment, and within five (5) days of receipt of such notice of payment, the non-filing party shall reimburse the filing party for the non-filing party’s share of such Straddle Period Taxes.

Article 8
Indemnification

8.1     Indemnification of the Buyer Indemnitees. From and after the Closing, SMI and the Company, jointly and severally, shall indemnify Buyer, its Affiliates, and their respective officers, directors, employees, agents, partners, shareholders, successors and assigns (collectively, the “Buyer Indemnitees”) against and hold the Buyer Indemnitees harmless from any Losses based upon, arising out of, or relating to:

(a)     any inaccuracy in, or breach of, any of the representations and warranties made by either Seller in this Agreement as of the Closing Date;

(b)     any breach or nonperformance of any covenant or obligation made or incurred by either Seller herein;

(c)     any Excluded Liabilities; and

(d)     any Fraud Claims.

8.2     Limitations on Indemnification of the Buyer Indemnitees. The indemnification of the Buyer Indemnitees provided for in this Agreement shall be subject to the following limitations:

(a)     any claim by a Buyer Indemnitee for indemnification pursuant to Section 8.1(a) shall be required to be made by delivering notice to Sellers no later than the day that is fifteen (15) months after the Closing Date; provided that any claim based upon, arising out of or relating to any inaccuracy in or breach of any representation or warranty in (i) Section 3.1 (Authority; Capacity), Section 3.2 (Execution and Delivery; Enforceability) Section 3.6 (Capitalization), Section 3.16.2 (Personal Property – Title), or Section 3.31 (Brokerage) may be made at any time; (ii) Section 3.11 (Taxes) may be made at any time prior to sixty (60) days following the expiration of the applicable statute of limitations (including valid extensions thereof); or (iii) Section 3.16.3 (Personal Property –Sufficiency) shall be required to be made by delivering notice to Sellers no later than the day that is six (6) months after the Closing Date (the representations and warranties described in clauses (i), (ii), and (iii) above, collectively, the “Seller Fundamental Representations”). The covenants and agreements of Seller contained in this Agreement shall survive until fully performed in accordance with their terms;

(b)     notwithstanding anything in Section 8.2 to the contrary, in the event a notice of claim is asserted by a Buyer Indemnitee related to or arising out of an inaccuracy or breach in any representation, warranty or covenant during the time periods provided for in Section 8.2(a), such representation, warranty or covenant will continue to survive until such matter has been resolved by settlement, litigation (including all appeals related thereto), or otherwise. For purposes of clarity, only a written notice of a claims needs to be given during the applicable time period, without a requirement to commence litigation. Notwithstanding anything in this Section 8.2(b) to the contrary, in the event a claim is asserted by a Buyer Indemnitee related to or arising out of an inaccuracy or breach in any representation or warranty that results from or constitutes a Fraud Claim, the representation or warranty will survive would any time limitation;

(c)     except with respect to any Fraud Claims or any claim based upon, arising out of or relating to any inaccuracy in or breach of any of the Seller Fundamental Representations, the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 8.1(a) (i) for any individual or series of related Losses that do not exceed Fifty Thousand Dollars ($50,000) (which Losses shall not be counted toward the Indemnification Threshold), (ii) until the aggregate amount of all Losses for which the Buyer Indemnitees claim indemnification pursuant to Section 8.1(a) (excluding those described in the preceding clause (i)) exceeds Five Hundred Thousand Dollars ($500,000) (the “Indemnification Threshold”), and thereafter, the Buyer Indemnitees shall be entitled to indemnification pursuant to Section 8.1(a) for the full amount of all such Losses (expressly not taking into account the Indemnification Threshold), but subject to the Cap; and (iii) the maximum indemnification amount to which the Buyer Indemnitees may be entitled shall be Five Million Dollars ($5,000,000) (the “Cap”);

(d)     the Buyer Indemnitees shall use commercially reasonable efforts to mitigate any indemnifiable Losses incurred by them; provided that in no event shall such efforts include commencing a lawsuit, arbitration proceeding or similar type of claim or action or require the Buyer Indemnitees to take any action that would have, or is reasonably likely to have, a material and adverse effect on any material business relationship;

(e)     any Losses incurred by any Buyer Indemnitee shall be calculated net of any current liability taken into account in the calculation of the Closing Working Capital to the extent such current liability specifically represents an accrual in anticipation of such Loss;

(f)     no Losses may be claimed under Section 8.1 by any Buyer Indemnitee to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Article 2; and

(g)     notwithstanding anything to the contrary in this Article 8, with respect to any claim based upon, arising out of or relating to any inaccuracy in or breach of Section 3.16.3 (Personal Property – Sufficiency), each Buyer Indemnitee shall use commercially reasonable efforts to allow Sellers to cure such inaccuracy or breach by providing and/or delivering to Buyer and/or its Affiliates such additional assets (in-kind) or services as may be reasonably required to cure such inaccuracy or breach. If a Buyer Indemnitee provides written notice to Sellers that it intends to make a claim pursuant to Section 8.1(a) based upon, arising out of, or relating to any inaccuracy in or breach of Section 3.16.3 (Personal Property – Sufficiency), and if the parties are unable to agree upon a mutually satisfactory remedy or course of action within five (5) Business Days after the Buyer Indemnitee provides such notice, then the Buyer Indemnitee shall not be required to provide additional time to Sellers to cure such inaccuracy or breach as contemplated by this subsection, provided that, in all events, all parties shall be held to a standard of good faith and commercial reasonableness in their actions and omissions pursuant to this subsection.

8.3     Indemnification of the Seller Indemnitees. From and after the Closing Date, Buyer and Parent shall jointly and severally indemnify each Seller, their respective Affiliates, and each of the foregoing’s respective officers, directors, employees, agents, partners, shareholders, successors and assigns (collectively, the “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from any Losses based upon, arising out of or relating to:

(a)     any inaccuracy in or breach of any of the representations and warranties made by Buyer or Parent in this Agreement as of the Closing Date;

(b)     any breach or nonperformance of any covenant or obligation made or incurred by Buyer or Parent herein;

(c)     any Assumed Liabilities; and/or

(d)     any Fraud Claims.

8.4     Limitations on Indemnification of the Seller Indemnitees. The indemnification of the Seller Indemnitees provided for in this Agreement shall be subject to the following limitations:

(a)     any claim by a Seller Indemnitee for indemnification pursuant to Section 8.3(a) of this Agreement shall be required to be made by delivering notice to Buyer no later than the day that is fifteen (15) months after the Closing Date; provided that any claim for indemnification based upon, arising out of or related to any inaccuracy in or breach of any representation or warranty made by Buyer in Section 4.1 (Organization; Authorization), Section 4.2 (Execution and Delivery; Enforceability), or Section 4.4 (Brokerage) may be made at any time. The covenants and agreements of the Buyer contained in this Agreement shall survive until fully performed in accordance with their terms;

(b)     notwithstanding anything in Section 8.4 to the contrary, in event a notice of claim is asserted by a Seller Indemnitee related to or arising out of an inaccuracy or breach in any representation, warranty or covenant during the time periods provided for in Section 8.4(a), such representation, warranty or covenant will continue to survive until such matter has been resolved by settlement, litigation (including all appeals related thereto), or otherwise. For purposes of clarity, only a written notice of a claims needs to be given during the applicable time period, without a requirement to commence litigation. Notwithstanding anything in this Section 8.4(a) to the contrary, in the event a claim is asserted by a Seller Indemnitee related to or arising out of an inaccuracy or breach in any representation or warranty that results from or constitutes a Fraud Claim, the representation or warranty will survive would any time limitation;

(c)     except with respect to any Fraud Claims or any claim based upon, arising out of or related to any inaccuracy in or breach of any representation or warranty contained in Section 4.1 (Organization; Authorization), Section 4.2 (Execution and Delivery; Enforceability), or Section 4.4 (Brokerage), the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 8.3(a) (i) until the aggregate amount of all of the Seller Indemnitees’ claims for indemnification pursuant to Section 8.3(a) exceeds the Indemnification Threshold, and thereafter, the Seller Indemnitees shall be entitled to indemnification pursuant to Section 8.3(a) for the full amount of such Losses (expressly not taking into account the Indemnification Threshold), but subject to the Cap; and (ii) the maximum indemnification amount to which the Seller Indemnitees may be entitled shall be the Cap; and

(d)     the Seller Indemnitees shall use commercially reasonable efforts to mitigate any indemnifiable Losses incurred by them; provided that in no event shall such efforts include commencing a lawsuit, arbitration proceeding or similar type of claim or action or require the Seller Indemnitees to take any action that would have, or is reasonably likely to have, a material and adverse effect on any material business relationship.

8.5     Procedures Relating to Indemnification.

8.5.1     Third-Party Claims.

(a)     A party (the “indemnitee”) entitled to indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any third party against the indemnitee (a “Third-Party Claim”) shall promptly notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim and, in any event, no later than thirty (30) days after the indemnitee becomes aware of such Third-Party Claim. Such notice shall state in reasonable detail the amount or estimated amount of such Third-Party Claim, and shall identify the specific basis (or bases) for such Third-Party Claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give such notification within the thirty (30) day period referenced in this Section 8.5.1(a) shall not affect the indemnification provided hereunder except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected, in the reasonable opinion of counsel, to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

(b)     If a Third-Party Claim is made against an indemnitee and if (i) the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, (ii) the indemnitor furnishes evidence of its financial capability to indemnify that is satisfactory to the indemnitee, (iii) the applicable Indemnification Threshold has been exceeded, (iv) no claim for injunctive relief is being made against the indemnitee, and (v) it is reasonably likely that the indemnitee will not suffer a Loss in excess of indemnitor’s indemnification obligations hereunder, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor that is reasonably acceptable to indemnitee by providing the indemnitee with notice within ten (10) days after the indemnitor’s receipt from the indemnitee of notice of the Third-Party Claim. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided that indemnitee’s expenses of its own separate counsel shall be an indemnified Loss for purposes of this Article 8, if such counsel reasonably concludes that a conflict of interest exists between indemnitee and indemnitor that would make separate representation advisable.

(c)     If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall, at the expense of the indemnitor, reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); and (ii) the indemnitor shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitee’s prior written consent, provided that the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnitor may recommend and that by its terms (x) releases the indemnitee from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any action or (y) could not reasonably have a material adverse impact on the indemnitee’s business.

(d)     If the indemnitor does not admit its obligation or admits its obligation but fails, in the reasonable determination of the indemnitee, to defend or settle the Third-Party Claim, then the indemnitee shall have the exclusive right to defend against, settle, or pay such Third-Party Claim (at the sole cost and expense of the indemnitor if the indemnitee is entitled to indemnification hereunder), with counsel of the indemnitee’s choosing; provided, however, that the indemnitee shall not settle, compromise, discharge or pay any such Third-Party Claim (unless such settlement, compromise, discharge or payment will not involve any liability or other obligation on the part of the indemnitor) without the prior written consent of the indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.

8.5.2     Other Claims. In the event an indemnitee should have a claim against an indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss and, in any event, no later than thirty (30) days following such discovery; provided that, to the extent applicable, such notice must be given not later than the last date set forth in Section 8.2 or Section 8.4, as the case may be, for making such claim. Such notice shall, to the extent known by the indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify, to the extent known by the indemnitee at the time, the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give such notification within the thirty (30) day period referenced in this Section 8.5.2 shall not affect the indemnification provided hereunder, except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss.

8.5.3     Timing and Manner of Payment. Once a Loss is agreed to by the indemnitor or finally adjudicated to be payable pursuant to this Article 8, the indemnitor shall satisfy its obligations by payment to the indemnitee in immediately available funds within twenty (20) days.

8.6     Net Losses. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred or suffered by an indemnitee shall be calculated after giving effect to (a) any insurance proceeds actually received by the indemnitee (or any of its Affiliates) with respect to such Losses (net of any expenses incurred in connection with obtaining such proceeds and any insurance premium increases directly resulting therefrom) and (b) any recoveries actually received by the indemnitee (or any of its Affiliates) from any other third party (net of any expenses incurred in connection with obtaining such recoveries). Each indemnitee shall exercise commercially reasonable efforts to obtain such proceeds, benefits, and recoveries, provided that in no event shall such efforts include commencing a lawsuit, arbitration proceeding, or similar type of claim or action or require the indemnitee to take any action that would have, or is reasonably likely to have, a material and adverse effect on any material business relationship. If any such proceeds or recoveries are received by an indemnitee (or any of its Affiliates) with respect to any Losses after an indemnitor has made a payment to the indemnitee with respect thereto, the indemnitee (or such Affiliate) shall pay to the indemnitor the net amount (after deducting expenses incurred in pursuing the same) of such proceeds or recoveries (up to the amount of the indemnitor’s payment) within fifteen (15) days of receipt of such proceeds or recoveries.

8.7     Materiality Scrape. For purposes of this Article 8 the existence of any inaccuracy or breach of any representation or warranty contained in this Agreement, and the amount of Losses related thereto, shall be determined without regard to any qualifications therein referencing the terms “materiality” and “Material Adverse Effect,” but with regard and after giving effect to any references to “Seller’s Knowledge” or similar knowledge qualifications.

8.8     Offset. Buyer, on one hand, and Sellers, on the other hand, will have the right to offset any indemnifiable Losses against any payment due to Seller or its Affiliates or Buyer or its Affiliates, as the case may be (including pursuant to the Transaction Agreements but specifically excluding any payment to be made by Buyer pursuant to Section 6.1 or Section 6.2 of the Transition Services Agreement) on a dollar-for-dollar basis; provided, however, that this Section shall not be deemed to limit, supersede, or otherwise modify a party’s obligations pursuant to, or any other provision of, this Article 8.

8.9     Limitation of Remedies. Each party acknowledges and agrees that from and after the Closing, the sole and exclusive remedy between the parties with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than Fraud Claims and claims in which the remedy sought is equitable relief (including Section 7.4.6) shall be pursuant to the indemnification provisions set forth in this Article 8. Nothing set forth in this Section 8.7 shall be deemed to limit a party’s remedies pursuant to any Transaction Agreement other than this Agreement.

Article 9
Construction; Miscellaneous Provisions

9.1     Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

If to Buyer or

Parent, to:          REV Group, Inc.

111 E Kilbourn Ave.

Milwaukee, WI 53202

Attn: General Counsel

Email: stephen.boettinger@revgroup.com

With a copy to:	Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Attention: Sean P. Kearney and Travis Anderson

Email:skearney@fredlaw.com; tanderson@fredlaw.com

If to either Seller:     Spartan Motors, Inc.

41280 Bridge St.

Novi, MI 48375

Attention: Chief Legal Officer

Email: ryan.roney@spartanmotors.com

With a copy to:     Varnum LLP

333 Bridge Street NW

Grand Rapids, Michigan 49504

Attention: Kimberly A. Baber

Email: kababer@varnumlaw.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers in accordance with this Section. Notices so addressed shall be deemed to have been duly given (a) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (b) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, (c) on the date sent by electronic mail, if electronically confirmed and provided that a copy of such notice was also provided pursuant to clause (b) of this sentence, or (d) when received, if personally delivered. Otherwise, notices shall be deemed to have been given when actually received at such address.

9.2     Entire Agreement. This Agreement, the Disclosure Schedules and the Exhibits hereto constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, the Disclosure Schedules and the Exhibits hereto, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

9.3     Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

9.4     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

9.4.1     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.4.2     EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE state or FEDERAL courts sitting in THE STATE OF DELAWARE IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.4.3     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF BUYER, THE COMPANY OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.5     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

9.6     Headings. The Article and Section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

9.7     Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the feminine gender includes the masculine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

9.8     Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

9.9     Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement and except in respect of Article 8, as it relates to the Buyer Indemnitees and the Seller Indemnitees who are not otherwise parties to this Agreement.

9.10     Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

9.11     Joint and Several Liability. Parent and Buyer shall be jointly and severally liable to each Seller for the full and prompt payment, performance, and satisfaction of all of Buyer’s obligations, covenants, agreements, and other Liabilities pursuant to this Agreement.

[Signature Pages Follow]

INTENDING TO BE LEGALLY BOUND, the parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:
Spartan Fire, LLC By: /s/ Dean J. Holden Name: Dean J. Holden Its: Chief Financial Officer
PARENT:
REV Group, Inc. By: /s/ Dean J. Holden Name: Dean J. Holden Its: Chief Financial Officer
SMI:
Spartan Motors, Inc. By: /s/ Ryan L. Roney Ryan L. Roney, Secretary

COMPANY:
Spartan Motors USA, Inc. By: /s/ Ryan L. Roney Ryan L. Roney, Secretary